UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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UnitedHealth Group Incorporated

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Our Mission

Our Culture

The people of UnitedHealth Group are aligned around core values that inspire our behavior as individuals and as an organization.

Integrity
Honor commitments.
Never compromise ethics.

Compassion
Walk in the shoes of people we serve and those with whom we work.

Relationships
Build trust through collaboration.

Innovation
Invent the future, learn from the past.

Performance
Demonstrate excellence in everything we do.

9900 Bren Road East Minnetonka, Minnesota 55343	April 22, 2022
Dear Fellow Shareholders:

UnitedHealth Group is starting 2022 with strong momentum — well-positioned to deliver high-quality care to even more people and create greater long-term value for our shareholders and the communities we serve as we pursue our mission of helping people live healthier lives and helping the health system work better for everyone.
Combining Optum’s clinical expertise, technology and data capabilities with UnitedHealthcare’s leadership in health benefits, we are determined to help connect the fragmented pieces of the health system. Through innovations and realigning incentives, we are working in partnership with care providers, employers, and public sector leaders to help build a modern, high-performing health system and improve access, affordability, outcomes and experiences for everyone who depends on it.
Our Long-Term Growth Strategy
As an enterprise, we are prioritizing five distinct growth opportunities — which both build on our well-established, market-leading positions and further differentiate our capabilities and services to reach new markets. They are:
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Care Delivery: Building a value-based system of care focused on better outcomes at lower costs; aligning patient, provider and payer incentives; and seamlessly integrating primary, specialty, urgent, post-acute and behavioral care across clinic, in-home and virtual settings.

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Health Benefits: Growing our market-leading position in health benefits with a primary focus on affordable coverage, a simpler experience and high-quality, supported care.

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Health Technology: Developing and deploying new technology to help modernize and simplify the health system.

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Health Financial Services: Streamlining the health payments and banking experience to make it simpler, faster and more convenient for providers, payers, and consumers alike.

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Pharmacy Services: Integrating our medical, pharmacy, and behavioral capabilities to provide whole-person care, support the discovery of new drugs and treatments, and offer new services.

Informed by our deep clinical expertise, these strategies present opportunities for innovation and collaboration at Optum and UnitedHealthcare — and they support our expected long term 13% to 16% earnings per share growth rate.
Ongoing Board Development
As part of its ongoing oversight, the Board reviewed committee charters and made several changes in 2021. This included assigning overall oversight for the company’s ESG agenda to the Governance Committee and having other committees oversee specific ESG elements within their purview. We also reconstituted our Public Policy Committee, now renamed the Health and Clinical Practice Policies Committee, to better reflect its expanded oversight of clinical care and practice matters and access to care, in addition to health policy matters.
In 2021, Michele Hooper became Lead Independent Director, John Noseworthy chair of the Governance Committee and Valerie Montgomery Rice chair of the Health and Clinical Practice Policies Committee. In November, Paul Garcia, retired chairman and CEO of Global Payments, joined the Board, bringing additional executive operating experience and technological, payments and financial expertise as well as advancing the diversity of the Board.
Two of our directors, Richard Burke and Gail Wilensky, are not standing for re-election this year and will retire as of the Annual Meeting following extraordinary and distinguished service to the company and shareholders. We are deeply grateful to Mr. Burke and Dr. Wilensky for their leadership. We benefited greatly from their insights, experience, and guidance. The Board continues to assess its composition to ensure that it has the balance of skills and operating experience needed to oversee long-term strategy and provide effective oversight.
Advancing our Efforts in Sustainability & ESG
As a mission-driven company, we are committed to using our reach and resolve to help ensure everyone has access to high-quality, affordable care when and where it is needed. We see the intrinsic societal value of primary and preventive care and ensuring physicians have the resources, tools and support they need to keep their patients healthy — helping people live longer and more fulfilling lives while reducing cost in the system for everyone. To support our growing focus on sustainability, the company created the role of Chief Sustainability Officer, responsible for helping develop a comprehensive ESG strategy, including annual and long-term sustainability goals and a governance structure to achieve them.
Shareholder Meeting details
As a shareholder of UnitedHealth Group, your continued feedback is important to our company. We cordially invite you to participate in our 2022 Annual Meeting of Shareholders to be held on Monday, June 6, 2022, at 11:00 a.m. Eastern Time. We will once again hold our meeting virtually.
Attached you will find a notice of meeting and proxy statement containing information about the items upon which you will be asked to vote and the meeting itself, including different methods you can use to vote your proxy, including by internet, telephone and mail. Every shareholder vote is important, and we encourage you to vote as promptly as possible. Instructions on how to participate in the Annual Meeting are included in the proxy statement.
On behalf of UnitedHealth Group’s Board and management team, we appreciate your continued trust and support.
Sincerely,

Andrew Witty Chief Executive Officer	Stephen Hemsley Chair of the Board

2022 Notice of Annual Meeting

Items of Business
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Proposal 1: Elect the eight nominees set forth in the attached proxy statement to the Company’s Board of Directors.

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Proposal 2: Conduct an advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed in the attached proxy statement (a “Say on Pay”) vote.

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Proposal 3: Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2022.

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Proposals 4 and 5: Consider the shareholder proposals set forth in the attached proxy statement, if properly presented at the Annual Meeting.

Items of business may also include transacting any other business that properly come before the Annual Meeting or any adjournments or postponements of the meeting. Proxy materials are first being mailed to our shareholders and made available at www.unitedhealthgroup.com/proxymaterials on or about April 22, 2022. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.
Access to the Annual Meeting
The 2022 Annual Meeting will be held in virtual format only. If you plan to participate in the Annual Meeting, please see the “Questions and Answers About the Annual Meeting and Voting” section in the attached proxy statement. Shareholders will be able to participate in, vote, view the list of shareholders of record and submit questions from any location.
Proxy Voting
Important. Even if you plan to participate in the Annual Meeting, we still encourage you to submit your proxy by internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures under Question 12 of the “Questions and Answers About the Annual Meeting and Voting” section in the attached proxy statement.
June 6, 2022
11:00 a.m. Eastern Time
Our Annual Meeting can be accessed virtually at: www.virtualshareholder meeting.com/UNH2022
Record Date April 8, 2022

Only shareholders of record of the Company’s common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY VIA THE INTERNET ON JUNE 6, 2022:
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/ proxymaterials.

Proxy Summary

Business Results
We are a diversified health care company with a mission to help people live healthier lives and help make the health system work better for everyone. Our two distinct, yet complementary business platforms — Optum and UnitedHealthcare — are working to help build a modern, high-performing health system through improved access, affordability, outcomes and experiences for the individuals and organizations we are privileged to serve. The breadth and scope of our diversified company help to consistently improve health care quality, access and affordability. We again performed strongly in 2021.
Financial
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Total shareholder return in 2021 was 45%, and 107% from 2019-2021, reflecting continued strong fundamental performance;

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Revenues increased 12% to $287.6 billion in 2021 from $257.1 billion in 2020;

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Net earnings increased 12% year-over-year to $17.3 billion; operating earnings increased 7% year-over-year to $24.0 billion; and cash flows from operations were $22.3 billion in 2021;

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Fully diluted earnings per share increased 13% to $18.08 per share from $16.03 in 2020. Adjusted earnings per share1 increased 13% to $19.02 per share from $16.88 per share in 2020;

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Return on equity at 25.2% in 2021 compared to 24.9% in 2020, reflecting the Company’s strong operating performance and efficient capital structure; and

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The annual cash dividend rate increased to $5.80 per share, representing a 16% increase over the annual cash dividend rate of $5.00 per share since the second quarter of 2020.

Awards and Recognition
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UnitedHealth Group was the top ranked company in the insurance and managed care sector on Fortune’s 2022 “World’s Most Admired Companies” list. This is the twelfth consecutive year UnitedHealth Group has ranked No. 1 overall in its sector. The Company ranked No. 1 on all nine key attributes of reputation — innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, quality of products and services and global competitiveness;

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UnitedHealth Group has been named to both the Dow Jones Sustainability World and North America Indices every year since 1999;

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UnitedHealth Group received a score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index 2022, earning the distinction of one of the “Best Places to Work for LGBTQ Equality”;

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In 2021, and for the tenth consecutive year, The Civic 50, a Points of Light initiative that highlights companies that improve the quality of life in the communities where they do business, ranked UnitedHealth Group one of America’s 50 most community-minded companies. In addition, UnitedHealth Group was named the leader in the Healthcare Sector category for the fourth time overall;

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UnitedHealth Group was named to Forbes’ list of 2021 World’s Best Employers;

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Prospanica, an organization that has worked to empower Hispanic professionals for over 30 years, recognized UnitedHealth Group with the 2021 Brillante Award for Corporate Excellence;

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The CDP (formerly Carbon Disclosure Project) named UnitedHealth Group to its Leadership Band in 2020 for efforts to reduce greenhouse gas emissions;

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The Disability Equality Index® named UnitedHealth Group one of the best places to work for disability inclusion in 2021;

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UnitedHealth Group has been ranked No. 4 in the nation on the 2022 Military Friendly® Employers list; and

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UnitedHealth Group is recognized as a “Trendsetter” in the 2021 Center for Political Accountability-Zicklin Index of Political Accountability.

1
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

2022 Proxy Statement | Proxy Summary	1

Corporate Governance
UnitedHealth Group is committed to meeting high standards of ethical behavior, corporate governance and business conduct. Our company, our Board of Directors (the “Board”) and our people are committed to the shared cultural values of integrity, compassion, innovation, relationships and performance. This commitment has led us to implement many governance best practices.
Board Structure and Composition
Our directors are elected annually by a majority vote of our shareholders. Each nominee tenders an irrevocable offer to resign in case they do not receive a majority vote from shareholders at the annual meeting. Our current Board structure separates the positions of Chair of the Board and CEO. We have a Lead Independent Director, and six of our eight director nominees are independent.
Public Company Board Service Limits
Our directors may serve on no more than three other public company boards and our CEO may serve on no more than one other public company board.
One Share, One Vote
The Company does not have a dual-class share structure. Each share of Company common stock is entitled to one vote.
Proxy Access
A shareholder or group of shareholders who have owned at least 3% of our common stock for at least three years, and who comply with specified procedural and disclosure requirements, may include in our proxy materials shareholder-nominated director candidates representing up to 20% of the Board.
Board Succession Planning, Tenure and Diversity
Since January 2017, seven new directors have been appointed to our diverse and deeply experienced Board, including the addition of Paul Garcia in November 2021. Six of these new directors are standing for election this year, five of whom are independent, advancing both the skill and experience profile of the Board as well as its diversity. Two directors are not standing for re-election.
Chief Executive Officer Succession Planning
Our succession plan, which is reviewed annually by our Board, addresses both an unexpected loss of our CEO and longer-term succession.
ESG Oversight
Our Board provides robust oversight over ESG topics, as codified in our Board Committee charters.
Absence of Rights Plan
We do not have a shareholder rights plan, commonly referred to as a “poison pill.”
Shareholder Special Meeting and Written Consent Rights
Shareholders hold the right to call a special meeting and to act by written consent.
Prohibition on Short Sales, Hedging and Pledging Transactions in Company Securities
Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock. Additionally, our insider trading policy prohibits directors and executive officers from engaging in pledging transactions.
Stock Ownership Guidelines
All of our executive officers and directors were in compliance with our stock ownership guidelines as of April 8, 2022.
Stock Retention Policy
We require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award. Our directors are required to hold all equity awards granted until completion of service on the Board, or until they have met our stock ownership requirements.
Clawback Policy
Our clawback policy entitles the Board to seek cash or equity reimbursement from our senior executives if they are directly involved in fraud or misconduct causing a material restatement, material detrimental conduct or violate non-compete, non-solicit or confidentiality provisions.
Political Contributions Disclosure
We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees.

See the “Corporate Governance” portion of this proxy statement for further information on our governance practices.

2022 Proxy Statement | Proxy Summary	2

Executive Compensation
Our executive compensation program uses a mix of base salary, annual cash incentives, equity awards and broad-based benefits to attract and retain highly qualified executives and maintain a strong alignment between executive pay and Company performance. Information regarding compensation paid to each of our named executive officers in 2021 is described in the “Executive Compensation” section.
Addressing the 2021 Say on Pay Vote
Having received 72% support for our 2021 say on pay vote, we sought feedback from shareholders to better understand what motivated their votes and what actions we could take to address topics relating to our executive compensation program. The following summarizes key feedback received and responsive actions we have taken related to executive compensation:
•
We were pleased to hear shareholders indicate their strong support of the overall design of our executive compensation program as well as the Company’s overall pay-for-performance philosophy. Shareholders overwhelmingly did not indicate a desire for broad changes to our program design;

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Our Compensation and Human Resources Committee has confirmed that it has no intention of paying severance in connection with the retirement of an executive officer going forward;

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Broadened our clawback policy to include material detrimental conduct as a trigger;

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Enhanced our disclosure on the non-financial metrics included in the annual incentive plan; and

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Enhanced our disclosure of the rationale for executive compensation targets.

The Board appreciates feedback provided by shareholders. Additional information on the feedback provided and responsive actions taken may be found beginning on page 33 of this proxy statement.
COVID-19 Response
Throughout the COVID-19 pandemic, UnitedHealth Group has worked tirelessly to ensure the stability of the health system and the health and safety of every individual we serve — our patients, members and customers as well as our colleagues and their families. From providing billions of dollars in advance payments to providers and premium credits and cost-sharing waivers to customers and consumers; to providing COVID-19 testing services to several states; to providing more than $100 million in support to those affected by COVID-19, we were honored to bring the combined resources of UnitedHealth Group, UnitedHealthcare and Optum and the compassion and commitment of our 340,000 team members in the fight against COVID-19. As the pandemic enters a new stage and society begins to emerge from this crisis, UnitedHealth Group will continue working with our many partners across the health system to use the lessons learned over the past two years to guide our business as we seek to ensure equitable access to high-quality, affordable, and convenient care for everyone.
Voting Matters and Vote Recommendations
Items of Business		Board’s Recommendation	Details
1	Election of Eight Directors	FOR	Page 4
2	Advisory Approval of Executive Compensation	FOR	Page 61
3	Ratification of Independent Registered Public Accounting Firm	FOR	Page 65
4	Shareholder Proposal Seeking Shareholder Ratification of Termination Pay	AGAINST	Page 66
5	Shareholder Proposal Regarding Political Contributions Congruency Report	AGAINST	Page 69

2022 Proxy Statement | Proxy Summary	3

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Board of Directors

PROPOSAL 1: Election of Directors
Our Board of Directors has nominated eight directors for election at the 2022 Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors and have agreed to be named in this proxy statement and to serve if elected. After many years of exceptional service to the Board, Mr. Burke and Dr. Wilensky are not standing for election this year.
In accordance with our Principles of Governance, each nominee has also tendered an irrevocable offer to resign as a director, which will become effective if the director fails to receive a majority vote for election at the Annual Meeting and our Board accepts the director’s offer to resign. Please see the “Corporate Governance” section of this proxy statement for additional details on this policy. All of the nominees are expected to attend the 2022 Annual Meeting. All then-current directors attended the 2021 Annual Meeting. We ask for your voting support for each of the director nominees at our 2022 Annual Meeting.
2022 Director Nominees
The following is a brief biographical description of each director nominee. A matrix listing the skills and areas of expertise held by each director and which, in part, led the Board to conclude each respective director should continue to serve as a member of the Board, is included on page 9.
The Board of Directors recommends you vote FOR the election of each of the nominees. Executed proxies will be voted FOR the election of each nominee unless you specify otherwise.
Director	Age	Primary Occupation	Director Since
Timothy P. Flynn	65	Former Chair, KPMG International	2017
Paul R. Garcia	69	Retired Chair and Chief Executive Officer, Global Payments	2021
Stephen J. Hemsley	69	Chair, UnitedHealth Group	2000
Michele J. Hooper	70	President and CEO, The Directors’ Council	2007
F. William McNabb III	65	Former Chairman and CEO, The Vanguard Group, Inc.	2018
Valerie C. Montgomery Rice, M.D.	60	President and Dean, Morehouse School of Medicine	2017
John H. Noseworthy, M.D.	70	Former CEO and President, Mayo Clinic	2019
Andrew Witty	57	CEO, UnitedHealth Group	2021
2022 Proxy Statement | Proposal 1: Election of Directors | 2022 Director Nominees	4

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Timothy P. Flynn
Mr. Flynn was Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as CEO of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices at KPMG LLP. He previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and as a director of Alcoa and the International Integrated Reporting Council.	Director since: 2017 Age: 65 Committees: Compensation and Human Resources (Chair) Governance Current Outside Public Directorships: JPMorgan Chase & Co. Walmart Inc.
Paul R. Garcia
Mr. Garcia is the retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of electronic payment processing services, and served in that capacity from 1999 to 2014. Prior to his role at Global Payments, Mr. Garcia served as President & CEO of NaBanco, an electronic credit card processor, from 1982 to 1995. Mr. Garcia currently serves as a director of Deluxe Corporation and Repay Holdings Corporation. He has also served on the board of directors of Global Payments Inc. and MasterCard International and, in the past five years, served as a director of The Dun & Bradstreet Corporation, West Corporation, Truist Financial Corporation and Payment Alliance International, Inc.	Director since: 2021 Age: 69 Committees: Audit and Finance Current Outside Public Directorships: Deluxe Corporation Repay Holdings Corporation
Stephen J. Hemsley
Mr. Hemsley is non-executive Chair of the Board of UnitedHealth Group and has served in this capacity since November 2019. Mr. Hemsley previously served as Executive Chair of the Board from September 2017 to November 2019, Chief Executive Officer from November 2006 to August 2017, President from May 1999 to November 2014, and Chief Operating Officer from November 1998 to November 2006. He joined the Company in 1997 and has been a member of the Board of Directors since 2000. Mr. Hemsley currently serves as a director of Cargill, Inc.	Director since: 2000 Age: 69 Committees: Health and Clinical Practice Policies Current Outside Public Directorships: None
2022 Proxy Statement | 2022 Director Nominees	5

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Michele J. Hooper
Ms. Hooper is Lead Independent Director of the Board of Directors of UnitedHealth Group and has served in this capacity since October 2021. Ms. Hooper is also President and CEO of The Directors’ Council, a private company she co-founded in 2003 that works with corporate boards to increase their independence, effectiveness and diversity. She was President and CEO of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. She previously served as President and CEO of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care, from 1998 until Stadtlander was acquired in 1999. Ms. Hooper is a nationally recognized corporate governance expert. In the past five years, Ms. Hooper also served as a director of PPG Industries, Inc.	Director since: 2007 Age: 70 Committees: Audit and Finance Current Outside Public Directorships: United Airlines Holdings, Inc.
F. William McNabb III
Mr. McNabb served as Chairman of The Vanguard Group, Inc. from 2010 until his retirement in 2018 and served as CEO from 2008 to 2017. He joined Vanguard in 1986. In 2010, he became Chairman of the Board of Directors and the Board of Trustees of the Vanguard group of investment companies. Earlier in his career, Mr. McNabb led each of Vanguard’s client facing business divisions. Mr. McNabb is active in the investment management industry and served as the Chairman of the Investment Company Institute’s Board of Governors from 2013 to 2016. Mr. McNabb is Chairman of the Board of the Zoological Society of Philadelphia and serves on the Wharton Leadership Advisory Board, the Dartmouth Athletic Advisory Board and the Columbia Law School’s Millstein Center Advisory Board. Mr. McNabb is a board member of CECP: The CEO Force for Good.	Director since: 2018 Age: 65 Committees: Audit and Finance (Chair) Governance Current Outside Public Directorships: International Business Machines Corporation
2022 Proxy Statement | 2022 Director Nominees	6

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Valerie C. Montgomery Rice, M.D.
Dr. Montgomery Rice is President and Chief Executive Officer of the Morehouse School of Medicine, a medical school in Atlanta, Georgia. She has served as President since 2014 and as Chief Executive Officer since 2021. She also served as Dean of the Morehouse School of Medicine from 2011 to 2021 and as Executive Vice President from 2011 to 2014. Morehouse School of Medicine is among the nation’s leading educators of primary care physicians and was recently recognized as the top institution among U.S. medical schools for its social mission. Prior to joining Morehouse School of Medicine, she served as Dean of the School of Medicine and Senior Vice President of Health Affairs at Meharry Medical College from March 2006 to June 2009, and as director of the Center for Women’s Health Research, one of the nation’s first research centers devoted to studying diseases that disproportionately impact women of color, from 2005 to 2011. Dr. Montgomery Rice also served previously as a Council Member of the National Institute of Health and National Center for Advancing Translational Science, and previously on the National Institute of Health’s Minority Health and Health Disparities and Office of Research on Women’s Health advisory councils, and the Association of American Medical Colleges Council of Deans administrative board. Dr. Montgomery Rice is a member of the National Academy of Medicine and a renowned infertility specialist and women’s health researcher.	Director since: 2017 Age: 60 Committees: Health and Clinical Practice Policies (Chair) Compensation and Human Resources Current Outside Public Directorships: 23andMe Holding Co.
John H. Noseworthy, M.D.
Dr. Noseworthy is the former Chief Executive Officer and President of Mayo Clinic, a world renowned health care organization. He retired at the end of 2018 after a 28 year career at Mayo Clinic, recognized by U.S. News and World Report as best in its honor roll of America’s top providers of care for patients with serious and complex problems. Mayo Clinic cares for patients in every U.S. state and 143 countries worldwide. Dr. Noseworthy joined Mayo Clinic in 1990 and served in various capacities, including as Chairman of Mayo Clinic’s internal Board of Governors, member of the Board of Trustees, Professor of Neurology at Mayo Clinic College of Medicine & Science, Chair of Mayo’s Department of Neurology, medical director of the Department of Development and Vice Chair of the Mayo Clinic Rochester Executive Board. Dr. Noseworthy also served as editor-in-chief of Neurology, the official journal of the American Academy of Neurology, from 2007 to 2009. Dr. Noseworthy was a Health Governor of the World Economic Forum from 2012 to 2018 and, in the past five years, also served as a director of Merck & Co.	Director since: 2019 Age: 70 Committees: Compensation and Human Resources Health and Clinical Practice Policies Governance (Chair) Current Outside Public Directorships: None
2022 Proxy Statement | 2022 Director Nominees	7

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Andrew Witty
Mr. Witty is Chief Executive Officer of UnitedHealth Group and has served in that capacity since February 2021. He was President of UnitedHealth Group from November 2019 to February 2021, Chief Executive Officer of Optum from July 2018 to April 2021, and a UnitedHealth Group director from August 2017 to March 2018. Prior to joining UnitedHealth Group, he was Chief Executive Officer and a board member of GlaxoSmithKline, a global pharmaceutical company, from 2008 to April 2017.	Director since: 2021 Age: 57 Committees: None Current Outside Public Directorships: None
Director Nomination Process
Criteria for Nomination to the Board
Our Board’s Governance Committee assesses the optimal skills, experiences, and attributes our Board should represent to align its individual and group strengths with our Company’s long-term strategic plan and the interests of our shareholders and stakeholders.
The skills matrix has two sections — a list of core criteria every member of the Board should meet and a list of skills and attributes to be represented collectively by the Board. The core director criteria are:
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Independence under the Company’s Standards for Director Independence and New York Stock Exchange (“NYSE”) listing requirements, subject to waiver by the Governance Committee;

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Service on no more than three other public company boards; except our Chief Executive Officer may serve on no more than one other public company board;

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High integrity and ethical standards;

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Standing and reputation in the individual’s field;

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Ability to oversee risks within the individual director’s particular skill set;

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Understanding of and experience with complex public companies or like organizations; and

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Ability to work collegially and collaboratively with other directors and management.

Each of our independent director nominees has satisfied all the core director criteria set forth in the skills matrix.
All of the director nominees were elected by our shareholders at the 2021 Annual Meeting except Mr. Garcia, who was appointed unanimously by the Board in November 2021. With respect to that appointment, the Governance Committee considered a number of potential candidates and Mr. Garcia emerged as the finalist due to his overall skill set and experience. Mr. Garcia was initially recommended as a potential director candidate by an external consulting firm.
2022 Proxy Statement | Director Nomination Process	8

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Optimal Mix of Skills and Expertise of Director Nominees
The skills matrix provides a number of substantive areas of expertise the Board as a whole should represent. The following table includes a list of these areas and the director nominees with expertise in each area.
Director	Corporate Governance	Finance	Health Care Industry	Direct Consumer Markets	Social Media/ Marketing	Diversity	Experience with Large Complex Organizations	Technology/ Business Processes	Clinical Practice	Political/ Health Care Policy/ Regulatory	Capital Markets
Timothy P. Flynn
Paul R. Garcia
Stephen J. Hemsley
Michele J. Hooper
F. William McNabb III
Valerie C. Montgomery Rice, M.D.
John H. Noseworthy, M.D.
Andrew Witty
Tenure of Director Nominees
Our Governance Committee strives to maintain a balance of tenure on the Board. Long-serving directors bring valuable experience with our Company and familiarity with the successes and challenges the enterprise has faced over the years, while newer directors contribute fresh perspectives. Upon the election of the director nominees presented in this proxy statement, the average tenure of our Board will be 6.6 years following the 2022 annual meeting.
2022 Proxy Statement | Director Nomination Process	9

1	Board of Directors	2	Corporate Governance	3	Executive Compensation	4	Audit	5	Annual Meeting	6	Other Information
Board Diversity
UnitedHealth Group embraces and encourages a culture of inclusion and diversity. Valuing diversity makes good business sense and helps to ensure our future success, because the customers, clients, and consumers we serve are as diverse as the thousands of communities where we live and work across all 50 states in the U.S. and 150 other countries. While our Board does not establish specific goals with respect to diversity, the Board’s diversity is a consideration in the director nomination process and is assessed annually when the Board evaluates its overall effectiveness. We are committed to actively seeking women and racially/ethnically diverse director candidates. The Governance Committee maintains an active recruiting pipeline of potential director candidates based upon skills identified in our skills matrix and includes diverse candidates.
Recent Changes in Board Membership
Additions				Departures
2021	2019	2018	2017	2022	2021	2020	2018	2017
Andrew Witty(1) Paul R. Garcia	John H. Noseworthy, M.D.	F. William McNabb III	Timothy P. Flynn Valerie C. Montgomery Rice, M.D. Andrew Witty(1) David S. Wichmann	Richard T. Burke Gail R. Wilensky, Ph.D. Mr. Burke and Dr. Wilensky are not Standing for Re-Election at the Annual Meeting	David S. Wichmann Glenn M. Renwick	William C. Ballard, Jr.	Andrew Witty(1) Kenneth I. Shine, M.D.	Rodger A. Lawson Robert J. Darretta

(1)
Andrew Witty first joined the Board as an independent director in August 2017, stepped down in March 2018 to serve as CEO of Optum and rejoined the Board in connection with his appointment as the Company’s CEO in February 2021.

Our current slate of director candidates reflects the retirement of two highly-successful and longstanding directors and the addition of a new diverse director in 2021. In October 2021, Michele Hooper was appointed Lead Independent Director. These changes to our Board composition have reduced our average and individual director tenure, and reflect the Board’s ongoing succession planning.
For this year’s election, the Board has nominated eight individuals. All are incumbent directors who collectively bring tremendous diversity to the Board in terms of professional experience, skills and background, as well as diversity of nationality, race and gender. Each nominee is a strategic thinker and has varying, specialized experience in the areas relevant to the Company and its businesses. Moreover, their collective experience covers a wide range of industries, including health care and clinical practice, insurance, consumer products, technology, capital markets and financial services, and roles in academia, corporate governance, government and intergovernmental organizations. The eight director nominees range in age from 57 to 70; two of the eight director nominees are women; two are African American; one is Hispanic; one is a citizen of Canada and one is a citizen of the United Kingdom.
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Search Process for New Directors
The Governance Committee screens and recommends candidates for nomination by the full Board. We have for several years maintained an active “evergreen” director candidate pipeline which reflects our continuing commitment to diversity in life, cultural and business experience among director nominees. The Governance Committee will also consider recommendations submitted by shareholders for director candidates. Recommendations should be directed to the Secretary to the Board of Directors. None of the Company’s shareholders recommended candidates for the Board of Directors in connection with the 2022 Annual Meeting.
Prior to the appointment of each of the new independent directors beginning in 2017, the Governance Committee considered a wide slate of potential candidates, including qualified women and racially/ethnically diverse candidates. Each eventual nominee was selected due to his or her overall skills and experience.
Nominating Advisory Committee
The Board of Directors formed the Nominating Advisory Committee in 2006 to provide the Governance Committee with additional input from shareholders and others regarding desirable characteristics of director candidates and the composition of the Board of Directors. The key features of the skills matrix are also discussed with members of our Nominating Advisory Committee and their feedback is considered by the Governance Committee when it updates the skills matrix. The Governance Committee considers, but is not bound by, input provided by the Nominating Advisory Committee. The Nominating Advisory Committee includes four individuals affiliated with long-term shareholders of the Company and one individual who is a member of the medical community. Members of the Nominating Advisory Committee do not receive any compensation from the Company for serving on the Nominating Advisory Committee. The Nominating Advisory Committee met once in 2021. A description of the Nominating Advisory Committee, including a description of how the members of the Nominating Advisory Committee are nominated and selected, can be found on our website at www.unitedhealthgroup.com/who-we-are/corporate-governance.
Shareholder Director Candidates for Inclusion in our Proxy Statement (Proxy Access)
Our Bylaws provide a shareholder or group of shareholders (of up to 20) who have owned at least 3% of our common stock for at least three years the ability to include in our proxy statement shareholder-nominated director candidates for up to 20% of the Board. To be eligible to use this right, the shareholder(s) and the candidate(s) must satisfy the requirements specified in our Bylaws. Our Bylaws are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. For the 2023 Annual Meeting, director nominations submitted under these Bylaw provisions must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than November 23, 2022 and no later than December 23, 2022.
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Shareholder Nominations of Director Candidates at an Annual Meeting
Our shareholders may also nominate candidates for election to the Board at our Annual Meeting of Shareholders, instead of including the director candidate in our proxy statement, by submitting timely written notice to the Secretary to the Board in accordance with our Bylaws. The notice must include the information required by our Bylaws, which are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. For the 2023 Annual Meeting, this notice must be received at our principal executive offices, directed to the Secretary to the Board of Directors, no earlier than
February 6, 2023 and no later than March 8, 2023.
Board Leadership Structure
Our Board of Directors believes having independent Board leadership is an important component of our governance structure. As such, our Bylaws require the Company to have either an independent Chair of the Board or a Lead Independent Director. In October 2021, Michele Hooper was appointed Lead Independent Director, succeeding Richard Burke.
Our Board’s leadership structure also separates the positions of CEO and Chair of the Board. The Board believes this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. The Board will continue to evaluate the Board structure on an ongoing basis.
Our Principles of Governance outline the specific duties of the Lead Independent Director, including:
•
serving as the principal liaison between the independent directors and the Chair of the Board;

•
presiding at all meetings of the Board at which the Chair of the Board is not present and at executive sessions of the Board’s independent directors;

•
calling meetings of the independent directors as appropriate and, in coordination with the Chair of the Board, all members of the Board;

•
facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;

•
serving as an ex officio member of each Board committee of which the Lead Independent Director is not a member and working with the Board committee chairs on the performance of their designated roles and responsibilities;

•
working with the Chair of the Board to approve the agendas and meeting schedules for Board meetings;

•
working with the Chair of the Board on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;

•
meeting individually with the Chair of the Board after each regularly scheduled Board meeting;

•
coordinating the preparation of agendas and materials for executive sessions of the Board’s Independent Directors, if any;

•
assisting the Chair of the Governance Committee in reviewing and reporting on the results of the Board and committee performance self-evaluations;

•
communicating to the Chair of the Board any decisions reached, suggestions, views or concerns expressed by Independent Directors in executive sessions or outside of Board meetings;

•
meeting periodically with individual independent directors to discuss Board and committee performance, effectiveness and composition;

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•
where appropriate, supporting the Company in interactions with shareholders and regulators in consultation with the Chief Executive Officer and Chair of the Board; and

•
interviewing, along with the Chair of the Governance Committee, all Board candidates and making director candidate recommendations to the Governance Committee.
Director Independence
Our Board of Directors has adopted the Company’s Standards for Director Independence, which are available at www.unitedhealthgroup.com/who-we-are/corporate-governance. The Standards for Director Independence requirements exceed the independence standards set by the NYSE.
Our Board of Directors has determined director nominees Timothy P. Flynn, Paul R. Garcia, Michele J. Hooper, F. William McNabb III, Valerie C. Montgomery Rice, M.D., and John H. Noseworthy, M.D., are each “independent” under the NYSE rules and the Company’s Standards for Director Independence, and have no material relationships with the Company that would prevent the directors from being considered independent.
In accordance with the Company’s Standards for Director Independence, the Board of Directors considered, among other factors, the business relationships between the Company and our directors and nominees, their immediate family members (as defined by the NYSE) and their affiliated companies. The Board of Directors considered whether any director or any nominee was a director, partner, significant shareholder or executive officer of an organization that has a relationship with the Company, and also considered charitable contributions the Company or its affiliates made to organizations with which such directors or nominees are or have been associated. In particular, the Board of Directors evaluated the following relationships and determined such relationships were in the normal course of business and did not impair the directors’ ability to exercise independent judgment:
•
Dr. Montgomery Rice is President and Chief Executive Officer of Morehouse School of Medicine. In 2021, Morehouse School of Medicine paid the Company approximately $212,700 for claims software, equipment, maintenance licenses and subscriptions. The Company paid Morehouse School of Medicine approximately $642,900 for services as a network care provider and approximately $595,000 for health care related studies. Total amounts paid by the Company to Morehouse School of Medicine during 2021 were substantially less than 1% of Morehouse School of Medicine’s total revenues for 2021. Dr. Montgomery Rice was not directly involved in these relationships.

•
Mr. Flynn’s brother is President and Chief Executive Officer of Sightpath Medical. Sightpath Medical paid the Company approximately $1.5 million for premium payments in 2021. Total amounts paid by Sightpath Medical to the Company during 2021 were less than 2% of Sightpath Medical’s total revenues for 2021. Mr. Flynn was not directly involved in this relationship.
Board Committees
The Board of Directors has established four standing committees as listed in the table below. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions. Each committee operates under a written charter, and evaluates its charter and conducts a committee performance evaluation annually.
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The following table identifies the members of each committee as of April 8, 2022:
Director	Audit and Finance	Compensation and Human Resources	Governance	Health and Clinical Practice Policies
Timothy P. Flynn
Paul R. Garcia
Stephen J. Hemsley
Michele J. Hooper
F. William McNabb III
Valerie C. Montgomery Rice, M.D.
John H. Noseworthy, M.D.
Andrew Witty
Chair	Member	Financial Expert

*
Ms. Hooper is our Lead Independent Director and an ex-officio member of the Compensation and Human Resources Committee, Governance Committee and Health and Clinical Practice Policies Committee. As an ex-officio member, Ms. Hooper has a standing invitation to attend each committee meeting, but does not count for quorum purposes or vote on committee matters.

Audit and Finance Committee	Meetings Held in 2021: 10
Committee Members:
F. William McNabb III (Chair), Michele J. Hooper and Paul R. Garcia
Primary Responsibilities:
The Audit and Finance Committee has responsibility for the selection and retention of the independent registered public accounting firm and oversees financial reporting, internal controls and public disclosure. The Audit and Finance Committee reviews and assesses the effectiveness of the Company’s policies, procedures and resource commitments in the areas of compliance, ethics, privacy and cyber security. The Audit and Finance Committee also oversees management’s processes to identify and quantify material risks facing the Company, management’s investing and financing policies and practices, ESG investment criteria, and assurance of ESG disclosures. The Audit and Finance Committee establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. The Audit and Finance Committee operates as a direct line of communication between the Board of Directors and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel.
Independence:
Each of the Audit and Finance Committee members is an independent director under the NYSE listing standards and the SEC rules. The Board of Directors has determined Mr. McNabb, Ms. Hooper and Mr. Garcia are “audit committee financial experts” as defined by the SEC rules.
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Compensation and Human Resources Committee	Meetings Held in 2021: 6
Committee Members:
Timothy P. Flynn (Chair), Valerie C. Montgomery Rice, M.D. and John H. Noseworthy, M.D.
Primary Responsibilities:
The Compensation and Human Resources Committee is responsible for overseeing (i) our policies and practices related to total compensation for executive officers, (ii) the administration of our incentive and equity based plans, (iii) the risk associated with our compensation practices and plans, and (iv) human capital management, including diversity, equity and inclusion initiatives. The Compensation and Human Resources Committee establishes employment arrangements with our CEO and other executive officers, conducts an annual performance review of the CEO, and reviews and monitors director compensation programs and the Company’s stock ownership guidelines.
Independence:
Each of the Compensation and Human Resources Committee members is an independent director under the NYSE listing standards and the SEC rules, and a non employee director under the SEC rules.
Governance Committee	Meetings Held in 2021: 6
Committee Members:
John H. Noseworthy, M.D. (Chair), Timothy P. Flynn and F. William McNabb III
Primary Responsibilities:
The Governance Committee’s duties include (i) identifying and nominating individuals to be proposed as nominees for election as directors at each annual meeting of shareholders or to fill Board vacancies, (ii) conducting the Board evaluation process, (iii) evaluating the categorical standards which the Board of Directors uses to determine director independence, (iv) providing oversight over ESG policies and practices, including identifying key ESG topics, (v) monitoring and evaluating corporate governance practices, and (vi) reviewing and recommending changes to the Company’s Political Contributions Policy, reviewing political contributions at least semi-annually, and monitoring the Company’s advocacy lobbying processes and activities, including key trade associations and coalition memberships. The Governance Committee also oversees Board processes and corporate governance related risk.
Independence:
Each of the Governance Committee members is an independent director under the NYSE listing standards.
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Health and Clinical Practice Policies Committee	Meetings Held in 2021: 4
Committee Members:
Valerie C. Montgomery Rice, M.D. (Chair), John H. Noseworthy, M.D., and Stephen J. Hemsley
Primary Responsibilities:
The Health and Clinical Practice Policies Committee is responsible for assisting the Board of Directors in fulfilling its responsibilities relating to (i) oversight of management’s initiatives to improve health care affordability, clinical care and safety, enhance health care experience, achieve better outcomes, advance health equity and reduce disparities, and (ii) the Company’s public policy, including the identification, evaluation and monitoring of legislative, regulatory and policy issues, both domestic and international, that affect or could affect the Company’s business reputation, business activities and performance.
Independence:
Drs. Montgomery Rice and Noseworthy are each independent directors under the NYSE listing standards.
Board Meetings and Annual Meeting Attendance
Directors are required to attend at least 75% of Board meetings, meetings of committees on which they serve and the Annual Meeting of Shareholders. All of the nominees are expected to attend the 2022 Annual Meeting. During the year ended December 31, 2021, the Board of Directors held 16 meetings. All current directors attended at least 75% of the meetings of the Board and any Board committees of which they were members in 2021.
Board and Committee Evaluations
The Governance Committee oversees the Board and Committee evaluation process. In addition, the Chair of the Board and the Lead Independent Director meet regularly with individual directors to discuss Board and Committee performance, effectiveness and composition.
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As part of director feedback received through the annual evaluation process, the Board continues to place a focus on Board and executive leadership succession and development, engaging with management on achievement of the Company’s long-term strategies and direction, and Board and executive leadership and succession and sustainability, diversity, equity and inclusion topics.
Communication with the Board of Directors
The Board of Directors values the input and insights of our shareholders and other interested parties and believes effective communication strengthens the Board’s role as an active, informed and engaged fiduciary. The Board has adopted a Board of Directors Communication Policy to facilitate communication between shareholders and other interested parties and the Board. Under this policy, the Board has designated the Company’s Secretary to the Board of Directors as its agent to receive and review communications. The Secretary to the Board will not forward to the directors communications received which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, mass mailings, business solicitations, routine customer service complaints, new product or service suggestions and opinion surveys.
Appropriate matters to raise in communications to the Board include Board composition; Board and CEO succession planning process; executive compensation; uses of capital; and general Board oversight, including sustainability, human capital management, corporate governance, accounting, internal controls, auditing and other related matters.
The policy, including information on how to contact the Board of Directors, may be found in the corporate governance section of our website, www.unitedhealthgroup.com/who-we-are/corporate-governance.
Director Compensation
We compensate our non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the long-term interests of our shareholders. Director compensation reflects our desire to attract, retain and benefit from the expertise of highly qualified people with backgrounds and experience relevant to our business and those we serve. The Compensation and Human Resources Committee annually reviews the compensation of our non-employee directors and makes recommendations to the Board of Directors. In August 2021, the Compensation and Human Resources Committee, with the advice of its independent compensation consultant, undertook a review of the structure, philosophy and overall mix of the director compensation program as compared to the Company’s compensation peer group and also the four large publicly traded managed care and health care and services companies included in the peer group. Following this review, the Compensation and Human Resources Committee recommended no changes to director compensation.
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The following table highlights the material elements of our director compensation program:
Compensation Element	Compensation Value ($)
Annual Cash Retainer	125,000
Annual Chair of the Board Cash Retainer	220,000
Annual Audit and Finance Committee Chair Cash Retainer	25,000
Annual Compensation and Human Resources Committee Chair Cash Retainer	20,000
Annual Governance Committee Chair Cash Retainer	20,000
Annual Health and Clinical Practice Policies Committee Chair Cash Retainer	20,000
Annual Lead Independent Director Cash Retainer	75,000
Annual Equity Award	205,000 aggregate fair value in deferred stock units
Equity Conversion Program	At the director’s election, cash compensation may be converted into DSUs, or if the director has met the stock ownership guidelines, into common stock
Cash Compensation
Cash retainers are payable on a quarterly basis in arrears on the first business day following the end of each fiscal quarter and are subject to pro rata adjustment if the director did not serve the entire quarter. Directors may elect to receive deferred stock units (“DSUs”) or common stock (if the director has met the stock ownership guidelines) in lieu of their cash compensation or may defer receipt of their cash compensation to a later date pursuant to the Directors’ Compensation Deferral Plan (“Director Deferral Plan”). The cash retainers are in consideration of general service and responsibilities and required meeting preparation.
Equity-Based Compensation
Non-employee directors receive annual grants of DSUs under the 2020 Stock Incentive Plan having an aggregate fair value of $205,000. The grants are issued quarterly in arrears on the first business day following the end of each fiscal quarter and prorated if the director did not serve the entire quarter. The number of DSUs granted is determined by dividing $51,250 (the quarterly value of the annual equity award) by the closing price of our common stock on the grant date, rounded up to the nearest share. The grants are in consideration of general service and responsibilities and required meeting preparation and serve to align the interests of our directors with those of our shareholders.
The DSUs immediately vest upon grant and must be retained until completion of the director’s service on the Board. Upon completion of service, the DSUs convert into an equal number of shares of the Company’s common stock. A director may defer receipt of the shares for up to ten years after completion of service pursuant to the Director Deferral Plan. Non-employee directors who have met their stock ownership requirement may elect to receive common stock in lieu of DSUs and/or in-service distributions on pre-selected dates.
If a director elects to convert his or her cash compensation into common stock or DSUs, such conversion grants are made on the day the eligible cash compensation becomes payable to the director. The director receives the number of shares of common stock or DSUs, as applicable, equal to the cash compensation foregone, divided by the closing price of our common stock on the date of grant, rounded up to the nearest share. The DSUs immediately vest upon grant. A director may only elect to receive common stock if he or she has met the stock ownership guidelines.
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The Company pays dividend equivalents in the form of additional DSUs on all outstanding DSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to Company shareholders and are subject to the same vesting conditions as the underlying grant.
Stock Ownership and Retention Guidelines
Under our stock ownership guidelines, we require non-employee directors to achieve ownership of shares of the Company’s common stock (excluding stock options, but including vested DSUs and vested restricted stock units) having a fair market value equal to five times the directors’ annual base cash retainer. Non-employee directors must comply with the stock ownership guidelines within five years of their appointment to the Board of Directors. All of our non-employee directors have met the stock ownership requirement or have served as a director for less than five years. Our directors are required to hold all equity awards granted until completion of service on the Board or until they have met our stock ownership requirements.
Director Deferral Plan
Under the Director Deferral Plan, subject to compliance with applicable laws, non-employee directors may elect annually to defer receipt of all or a percentage of their compensation. Amounts deferred are credited to a bookkeeping account maintained for each director participant that uses a predetermined collection of unaffiliated mutual funds as measuring investments. The Director Deferral Plan does not provide for matching contributions by the Company.
Other Compensation
We reimburse directors for any reasonable out-of-pocket expenses incurred in connection with service as a director. We also provide health care coverage to directors if the director is not eligible for subsidized coverage under another group health care benefit program. Health care coverage is provided on the same terms and conditions as current employees. Upon retirement from the Board of Directors, directors may continue to obtain health care coverage under benefit continuation coverage, and after the lapse of such coverage, under the Company’s post-employment medical plan for up to a total of 96 months if they are otherwise eligible.
The Company maintains a program through which it will match up to $15,000 of charitable donations made by each director for each calendar year. The directors do not receive any financial benefit from this program because the charitable income tax deductions accrue solely to the Company. Donations under the program may not be made to family trusts, partnerships or similar organizations.
Our corporate aircraft use policy generally prohibits personal use of corporate aircraft by any independent director.
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The following table provides information for the year ended December 31, 2021, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2021.
2021 Director Compensation Table
Name(1)	Fees Earned or Paid In Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard T. Burke	200,000	205,573	28,254	433,827
Timothy P. Flynn	—	351,182	23,168	374,350
Paul R. Garcia	—	—	15,000	15,000
Stephen J. Hemsley	—	550,700	23,928	574,628
Michele J. Hooper	145,000	205,573	15,521	366,094
F. William McNabb III	—	338,682	8,987	347,669
Valerie C. Montgomery Rice, M.D.	39,061	291,813	33,100	363,973
John H. Noseworthy, M.D.	—	330,787	10,000	340,787
Glenn M. Renwick	—	244,006	4,494	248,500
Gail R. Wilensky, Ph.D.	145,000	205,978	15,000	365,978

(1)
Mr. Renwick did not stand for re-election at the 2021 Annual Meeting of Shareholders and ceased serving as a member of the Board of Directors on June 7, 2021. Because director compensation is paid quarterly in arrears and Mr. Garcia joined the Board on November 2, 2021, he did not receive any cash or equity compensation in 2021, although the Company matched $15,000 in charitable contributions he made in 2021.

(2)
Directors converted some or all of cash compensation payable to such director into DSUs as follows:

Name	Amount of Cash ($)	Deferred Stock Units (#)
Timothy P. Flynn	145,608	386
Stephen J. Hemsley	345,532	916
F. William McNabb III	133,881	354
Valerie C. Montgomery Rice, M.D.	86,239	227
John H. Noseworthy, M.D.	125,985	334
Glenn M. Renwick	37,746	108

(3)
The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2021 computed in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the grant date. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For 2021, Dr. Wilensky elected for a portion of her annual DSU awards be granted in shares of common stock.

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The aggregate grant date fair values of the stock awards granted in 2021, computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date, are as follows:
Name	January 4, 2021 ($)	April 1, 2021 ($)	July 1, 2021 ($)	October 1, 2021 ($)
Richard T. Burke	51,377	51,390	51,421	51,386
Timothy P. Flynn*	87,725	87,730	87,861	87,866
Stephen J. Hemsley*	137,703	137,651	137,663	137,683
Michele J. Hooper	51,377	51,390	51,421	51,386
F. William McNabb III*	82,832	82,591	84,217	89,043
Valerie C. Montgomery Rice, M.D.*	67,104	74,882	74,905	74,922
John H. Noseworthy, M.D.*	82,832	82,591	82,598	82,767
Glenn M. Renwick*	88,773	88,831	66,402	—
Gail R. Wilensky, Ph.D.	51,377	51,390	51,826	51,386

*
Includes the value of DSUs issued upon conversion of annual cash retainers as described in footnote 2 above of $145,608 for Mr. Flynn, $345,532 for Mr. Hemsley, $133,881 for Mr. McNabb, $86,239 for Dr. Montgomery Rice, $125,985 for Dr. Noseworthy, and $37,746 for Mr. Renwick.

As of December 31, 2021, our non-employee directors held outstanding DSU awards as follows:
Name	Deferred Stock Units
Richard T. Burke	26,512
Timothy P. Flynn	6,232
Paul R. Garcia	—
Stephen J. Hemsley	3,427
Michele J. Hooper	33,500
F. William McNabb III	4,375
Valerie C. Montgomery Rice, M.D.	3,539
John H. Noseworthy, M.D.	3,026
Glenn M. Renwick	5,889
Gail R. Wilensky, Ph.D.	23,577

(4)
In 2021, the Company matched charitable contributions made by the following directors to charitable organizations selected by the directors pursuant to the Company’s Board Matching Program: $15,000 for Messrs. Burke, Flynn, Garcia and Hemsley, Ms. Hooper and Drs. Montgomery Rice and Wilensky; and $10,000 for Dr. Noseworthy. In 2021, the Company also paid $13,254, $8,168, $8,928, $4,494, $8,987 and $521 in health care premiums on behalf of Messrs. Burke, Flynn, Hemsley, Renwick and McNabb and Ms. Hooper, respectively. This amount also includes $18,100 for use of corporate aircraft by Dr. Montgomery Rice pursuant to an exception to our corporate aircraft policy.

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Corporate Governance

Overview
UnitedHealth Group is committed to high standards of corporate governance and ethical business conduct. Important documents reflecting this commitment are listed below.
Corporate Governance Documents
• Certificate of Incorporation	• Code of Conduct: Our Principles of Ethics & Integrity
• Bylaws	• Related-Person Transactions Approval Policy
• Principles of Governance	• Board of Directors Communication Policy
• Board of Directors Committee Charters	• Political Contributions Policy
• Standards for Director Independence	• Corporate Environmental Policy
• Director Conflict of Interest Policy
You can access these documents at www.unitedhealthgroup.com/who-we-are/corporate-governance to learn more about our corporate governance practices. We will also provide copies of these documents without charge upon written request to the Company’s Secretary to the Board of Directors.
Commitment to Effective Corporate Governance
Board Accountability to Shareholders
Annual Election	All directors stand for election by majority vote annually
Proxy Access	Proxy access with market terms
Majority Voting Standard/Irrevocable Offer to Resign	Majority voting in uncontested director elections; directors tender an irrevocable offer to resign if they do not receive majority vote and the Board will accept such offer to resign absent a compelling reason
Special Meeting / Written Consent Rights	Shareholders have the rights to call a special meeting and act by written consent
No Poison Pill	No shareholder rights plan (commonly referred to as a “poison pill”)
Shareholder Voting Rights in Proportion to Economic Interests
One Share, One Vote	No dual class structure; each share of common stock is entitled to one vote
No Supermajority Requirements	No supermajority shareholder approval requirements
Board Responsiveness to Shareholders / Proactive Understanding of Shareholder Perspectives
Shareholder Engagement Process	Management and Board members met with key shareholders in 2021
Shareholder engagement topics included Board composition, leadership and refreshment, executive compensation program, diversity and inclusion, sustainability, climate change, cyber security, human capital and social topics
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Strong Independent, Board Leadership Structure
Board Leadership	Separate CEO and Chair of the Board
Lead Independent Director	Lead Independent Director with clearly defined and robust duties
Annual Review	Board considers appropriateness of its leadership structure at least annually
Committee Membership	Independent Committee chairs with clear charters and oversight mandates
Disclosure	Proxy discloses why Board believes current leadership structure is appropriate
Adopt Structures and Practices Enhancing Board Effectiveness
Independence	75% of our Board members are independent
Diversity	3/8 of our director nominees are ethnically diverse, 1/4 are women and 1/4 are African American
Board and Committee Evaluations	Annual Board and Committee evaluation conducted by independent consultant and led by the Chair of Governance Committee
Board Succession Planning	Active Board succession plan; seven Board members added since 2017, six of whom are standing for election
Attendance	Directors attended 99% of combined total Board and applicable committee meetings in 2021 and all then-current directors attended the 2021 Annual Meeting
Board Service Limits	Independent directors may serve on no more than three other public company boards; and our CEO may serve on no more than one other public company board
Executive Sessions	Frequent executive sessions of independent directors held
Conflicts of Interest	To avoid potential conflicts of interest, a director is required to seek approval of the Governance Committee if the director or his/her immediately family member proposes to engage in a transaction or activity in the health care field
Disclosure	Full disclosure of corporate governance policies and practices
ESG Oversight	Board oversight over ESG strategy as codified in Board Committee charters; Company appointed Chief Sustainability Officer
Align Management Incentive Structures with Long-Term Strategy
Say on Pay Results	Executive Compensation program received more than 95% shareholder support from 2011 through 2020; responsive actions taken to address topics identified by shareholders in connection with 2021 say on pay result of 72% support
Annual Review of Compensation Program	Compensation and Human Resources Committee annually reviews and approves incentive program design, goals and objectives for alignment with compensation and business strategies
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Align Management Incentive Structures with Long-Term Strategy
Incentive Programs Linked to Strategy	Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives
Non-Financial Performance Goals	A portion of our annual incentive award is dependent upon the achievement of goals of customer, provider and employee satisfaction, which are viewed to be important to achieving long-term success for the Company
Clawback Policy	Clawback policy entitles the Board to seek cash or equity reimbursement from our senior executives if they are directly involved in fraud or misconduct causing a material restatement, material detrimental conduct or violate non-compete, non-solicit or confidentiality provisions.
Strong and effective governance practices are critical to UnitedHealth Group’s long-term value creation. The Board has enhanced governance policies over time to align with best practices, drive sustained shareholder value and serve the interests of shareholders. Our corporate governance practices align with the corporate governance principles developed by the Investor Stewardship Group (ISG), which includes some of the largest institutional investors and global asset managers and advocates for best practices in corporate governance.
Code of Conduct: Our Principles of Ethics & Integrity
Our Board adopts and oversees enforcement of the Company’s Global Code of Conduct (Code). Foundational to the Company’s compliance and ethics program and subject to periodic ethical risk assessments, our Code defines responsibilities, accountabilities and reporting lines related to business conduct, conflicts of interest, public disclosure practices, legal compliance obligations, and other areas. The Code also describes misconduct reporting and whistleblower legal protections, reporting confidentiality and helpline contact information, violation actions (including termination and possible legal action), non-retaliation principles, fair dealing, and the protection and proper use of personal information and Company assets. The Code is available on the Company’s website.
Any waiver of the Code for the Company’s executive officers, senior financial officers or directors may be made only by the Board or a committee of the Board. We will publish any amendments to the Code and waivers of the Code for an executive officer or director on our website. Our entire global workforce, including independent contractors and part-time employees, receives periodic training on our Code and other ethical standards.
Compliance and Ethics
We strongly and broadly encourage employees to raise ethics and compliance concerns, including concerns about accounting, internal controls or auditing matters. We offer several channels for employees and third parties to report ethics and compliance concerns or incidents, including by telephone or online, and individuals may choose to remain anonymous in jurisdictions where anonymous reporting is permissible. We prohibit retaliatory action against any individual who in good faith raises concerns or questions regarding ethics and compliance matters or reports suspected violations. We train all employees annually and periodically advise them regarding the means by which they may report possible ethics or compliance issues and their affirmative responsibility to report any possible issues.
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Enterprise-Wide Risk Oversight
Our Board of Directors oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business. Each director on our Board is required to have risk oversight ability for each skill and attribute the director possesses reflected in the collective skills section of our director skills matrix described in “Proposal 1 — Election of Directors — Director Nomination Process — Criteria for Nomination to the Board” above. Collectively, our Board of Directors uses its committees to assist in its risk oversight function as follows:
•
The Audit and Finance Committee oversees management’s internal controls and compliance activities. The Audit and Finance Committee also oversees management’s processes to identify and quantify material risks facing the Company, including risks disclosed in the Company’s Annual Report on Form 10-K. The enterprise risk management function assists the Company in identifying and assessing the Company’s material risks. The Company’s General Auditor, who reports to the Audit and Finance Committee, assists the Company in evaluating risk management controls and methodologies. The Audit and Finance Committee receives periodic reports on the enterprise risk management function and the Company’s cyber security efforts and meets periodically with management to review the Company’s significant risks and the steps management has taken to monitor, control or mitigate such risks. In connection with its risk oversight role, the Audit and Finance Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Chief Financial Officer, General Auditor and Chief Legal Officer;

•
The Compensation and Human Resources Committee oversees risks associated with our compensation policies, practices and plans and human capital management practices;

•
The Governance Committee oversees Board processes and corporate governance-related risk, community and charitable activities and overall strategy on ESG policies and practices; and

•
The Health and Clinical Practice Policies Committee oversees (i) management’s initiatives to improve health care affordability, clinical care and safety, enhance the health care experience, achieve better health outcomes, advance health equity and reduce disparities, and (ii) risk associated with the public policy arena, including health care reform and modernization activities, government relations, and risk related to health and clinical practices.

Our Board of Directors maintains overall responsibility for oversight of the work of its various committees by receiving regular reports from the committee chairs regarding their work. In addition, discussions about the Company’s culture, strategic plan, consolidated and segment business results, capital structure, merger and acquisition-related activities and other business discussed with the Board of Directors include a discussion of the risks associated with the particular item under consideration. Our Board of Directors and Board committees also have authority to retain independent advisers. Our Board of Directors’ and committee’s respective processes for managing cyber security risk oversight and incentive compensation risk are set forth below.
Cyber Security Risk Oversight
We believe health care data and related information should be used solely for the purposes of improving individual health, advancing health system performance and to aid in new health care discoveries. We operate in a sector where the use of health care information is highly regulated. Federal, state, and international laws and contractual commitments regulate our collection, use and disclosure of confidential information such as protected health information and personally identifiable information. Our success depends on maintaining a high level of trust among consumers, clients, providers, regulators and our associates. Protecting this information is critical and is reflected in our Code of Conduct, security standards, and privacy policies.
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The Audit and Finance Committee has oversight of our cyber security program and receives regular updates from our Chief Information Security Officer. We devote significant resources to protecting and evolving the security of our computer systems, software, networks and other technology assets in response to a continually changing threat landscape. The operating maturity of our cyber security program is benchmarked against a continuously updated set of control requirements based upon the HITRUST framework and is subject to an annual external certification process by the HITRUST Alliance. An incidence response preparedness assessment was conducted in 2020 by a leading external cyber security company.
We provide annual security-awareness and privacy training to all of our employees, including part-time and temporary, and contractors, which covers timely and relevant topics, including social engineering, phishing, password protection, confidential data protection, asset use and mobile security. Our comprehensive privacy-incident response and prevention program educates associates on the importance of reporting all incidents immediately. Each incident is reviewed and action is taken to address issues identified, mitigate any potential impact and assess our obligations to notify consumers, clients, regulators, the media and others. Information regarding how we manage data privacy and cyber security is available at https://www.unitedhealthgroup.com/content/sustainability/en/responsible-business/data-privacy.html.
Incentive Compensation Risk Assessment
Our Compensation and Human Resources Committee requested management to conduct an annual risk assessment of the Company’s enterprise-wide compensation programs. The risk assessment reviewed both cash incentive compensation plans and individual cash incentive awards paid in 2021 for the presence of potential design elements that could motivate employees to incur excessive risk. The review included the ratio and level of incentive to fixed compensation, the amount of manager discretion, the level of compensation expense relative to the business units’ revenues, and the presence of other design features which serve to mitigate excessive risk-taking, such as the Company’s clawback policy, stock ownership and retention guidelines, multiple performance measures and similar features.
After considering the results of the risk assessment, management concluded the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation and Human Resources Committee at its February 2022 meeting. Please see “Compensation Discussion and Analysis” for a discussion of compensation design elements intended to mitigate excessive risk-taking by our executive officers.
The Compensation and Human Resources Committee also receives an annual report on the Company’s compliance with its equity award program controls.
Alignment of Environment, Social and Governance (ESG) with Our Long-Term Strategy
What Sustainability Means to Us
Sustainability is an extension of our business strategy, culture and mission as we work to help ensure the health care system works better for everyone. At UnitedHealth Group, we are committed to providing distinct value for those we are privileged to serve, including our shareholders and society broadly.
We are dedicated to earning the opportunity to serve more people and drive shareholder and societal value by focusing on the following key topics determined through broad stakeholder engagement and approval from our senior leaders and Board of Directors.
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Environmental Health

•
Maintaining sound governance and oversight of our environmental management efforts.

•
Minimizing our impact on the environment by reducing our carbon footprint, using water and energy efficiently, implementing comprehensive waste management programs and employee engagements. We target to achieve operational net zero emissions by 2035 (Scope 1 and Scope 2) and will be outlining our plan to achieve these goals in our 2021 Sustainability Report.

•
Engaging our stakeholders — including team members and partner organizations — to promote and practice environmental responsibility.

•
Creating systemic change by co-chairing the National Academy of Medicine’s Climate Collaborative to meaningfully reduce the carbon footprint of the U.S. health system.

Helping to Create a Modern, High-Performing Health System

•
Expanding access to care through a long-standing commitment to achieve universal coverage by harnessing digital tools and virtual platforms and investing in primary care.

•
Improving health care affordability through advancing value-based care, optimizing where patients receive care and lowering the cost of prescription drugs.

•
Enhancing the health care experience by improving patient and clinician satisfaction and providing personalized, dedicated member support and culturally competent care.

•
Achieving better health outcomes by managing chronic disease, applying a holistic approach to mental health care and improving health literacy.

•
Advancing health equity with personalized care tailored to an individual’s needs, helping to build a diverse health workforce, improving the health of underserved communities and leveraging data to reduce disparities in care.

•
Building healthier communities through our social responsibility efforts, including philanthropic grants, in-kind contributions and supporting our employees who volunteer their time and resources in the communities where they work and live.

Our People and Culture

•
Fostering an inclusive, equitable and diverse environment where all team members are appreciated, valued and able to reach their full potential.

•
Sustaining high performance and resilience by supporting employee well-being and rewarding and recognizing outstanding performance.

•
Developing and growing our talent with robust virtual onboarding and digital self-assessment tools.

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Responsible Business Practices

•
Maintaining strong and effective corporate governance to drive sustained shareholder value and respond to the interests of our shareholders.

•
Adhering to our values through ethics and compliance that guide our behavior and help us remain a trusted partner.

•
Maintaining data privacy and cyber security, recognizing our obligation to build and maintain the trust and confidence of our stakeholders and customers, ensuring we can protect the information for all those we serve.

•
Partnering with suppliers to maximize value in our supply chain to ensure we buy the right goods and services, from the right suppliers, for the right price, in a timely manner.

•
Committing to supplier diversity by developing a supplier base that reflects the communities and customers we are privileged to serve.

Our 2020 Sustainability Report, available at https://sustainability.uhg.com/content/dam/UHG/PDF/sustainability/final/2020_SustainabilityReport.pdf, summarizes the steps the Company is taking to build a health system that works better for everyone through the organization’s environmental, social and governance efforts. We also attached our EEO-1 report as an exhibit to the Sustainability Report. We have committed to map our disclosures to the Sustainability Accounting Standards Board (“SASB”) in our 2021 Sustainability Report.
Sustainability Governance
In close partnership with business leaders from across our enterprise, the Chief Sustainability Officer is responsible for developing and implementing a comprehensive ESG strategy, establishing annual and long-term sustainability goals, performance metrics, a governance structure to achieve them, and helping to shape our environmental, social and governance agendas.
The Governance Committee is responsible for providing oversight over ESG policies and practices, including identifying key ESG topics, ensuring appropriate Board or Board committee oversight of these topics, overseeing the Company’s environmental and climate change initiatives, corporate citizenship activities and reviewing the Company’s ESG sustainability reports. The Audit and Finance Committee oversees management’s processes to identify ESG investment criteria and provide assurance of ESG disclosures. The Compensation and Human Resources Committee reviews the Company’s strategies, programs and outcomes related to each of human capital management as well as diversity, equity and inclusion. The Health and Clinical Practice Policies Committee oversees management’s efforts and initiatives to expand access to health care, improve health care affordability, clinical care and safety, enhance the health care experience, achieve better health outcomes, advance health equity, and reduce health disparities.
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Executive Compensation

Executive Summary
Overview
UnitedHealth Group’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe fosters Company growth and performance, optimizes the use of enterprise-wide capabilities, drives efficiencies and integrates products and services for the benefit of our customers and other stakeholders.
In determining 2021 executive compensation, the Compensation and Human Resources Committee considered the Company’s strong growth, operating performance and financial results, all of which were achieved in an uncertain environment, as well as individual executive performance. Some of our key business results for 2021 were:
Financial
•
Total shareholder return in 2021 was 45%, and 107% from 2019-2021, reflecting continued strong fundamental performance;

•
Revenues increased 12% to $287.6 billion in 2021 from $257.1 billion in 2020;

•
Net earnings increased 12% year-over-year to $17.3 billion; operating earnings increased 7% year-over-year to $24.0 billion; and cash flows from operations were $22.3 billion in 2021;

•
Fully diluted earnings per share increased 13% to $18.08 per share from $16.03 in 2020. Adjusted earnings per share1 increased 13% to $19.02 per share from $16.88 per share in 2020;

•
Return on equity at 25.2% in 2021 compared to 24.9% in 2020, reflecting the Company’s strong operating performance and efficient capital structure; and

•
The annual cash dividend rate increased to $5.80 per share, representing a 16% increase over the annual cash dividend rate of $5.00 per share since the second quarter of 2020.

Awards and Recognition
•
United Health Group was the top ranked company in the insurance and managed care sector on Fortune’s 2022 “World’s Most Admired Companies” list. This is the twelfth consecutive year UnitedHealth Group has ranked No. 1 overall in its sector. The Company ranked No. 1 on all nine key attributes of reputation —  innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, quality of products and services and global competitiveness;

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UnitedHealth Group has been named to both the Dow Jones Sustainability World and North America Indices every year since 1999;

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UnitedHealth Group received a score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index 2022, earning the distinction of one of the “Best Places to Work for LGBTQ Equality”;

•
In 2021, and for the tenth consecutive year, The Civic 50, a Points of Light initiative that highlights companies that improve the quality of life in the communities where they do business, ranked UnitedHealth Group one of America’s 50 most community-minded companies. In addition, UnitedHealth Group was named the leader in the Healthcare Sector category for the fourth time overall;

•
UnitedHealth Group was named to Forbes’ list of 2021 World’s Best Employers;

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Prospanica, an organization that has worked to empower Hispanic professionals for over 30 years, recognized UnitedHealth Group with the 2021 Brillante Award for Corporate Excellence;

1.
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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The CDP (formerly Carbon Disclosure Project) named UnitedHealth Group to its Leadership Band in 2020 for efforts to reduce greenhouse gas emissions;

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The Disability Equality Index® named UnitedHealth Group one of the best places to work for disability inclusion in 2021;

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UnitedHealth Group has been ranked No. 4 in the nation on the 2022 Military Friendly® Employers list; and

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UnitedHealth Group is recognized as a “Trendsetter” in the 2021 Center for Political Accountability-Zicklin Index of Political Accountability.

The Compensation and Human Resources Committee believes total compensation for the executive officers listed in the 2021 Summary Compensation Table (the “named executive officers” or “NEOs”) should be heavily weighted toward long-term performance-based compensation. In 2021, long-term compensation represented approximately 75% of the total compensation granted to our NEOs. The elements of compensation for our NEOs were unchanged from 2020. We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices in effect during 2021:
Strong Oversight and Pay Practices
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Compensation and Human Resources Committee consisting entirely of independent Board members.

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Performance-based compensation arrangements, including performance-based equity awards that use a balanced set of performance measures (including human capital measures), with different metrics used for annual and long-term incentive plans.

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Double-trigger accelerated vesting of equity awards, requiring both a change in control and a qualifying employment termination, which is our only change in control consideration.

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All long-term incentive awards are denominated and settled in equity.

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A compensation clawback policy that entitles the Board of Directors to seek cash or equity reimbursement from our senior executives if they are directly involved in fraud or misconduct causing a material restatement, material detrimental conduct and a senior executive’s violation of non-compete, non-solicit or confidentiality provisions.

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A stock retention policy that requires executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award.

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Each of our executive officers and directors was in compliance with our stock ownership guidelines as of April 8, 2022.

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Annual advisory shareholder vote to approve the Company’s executive compensation.

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The direct retention by the Compensation and Human Resources Committee of its independent compensation consultant, Pay Governance LLC, who performs no other consulting or other services for the Company.

What We Don’t Do
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No excise tax gross-ups. Generally no executive-only perquisites.

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No repricing of stock options and stock appreciation rights or cash buyouts without shareholder approval.

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No discounted stock options or stock appreciation right awards.

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No reload of stock options.

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No hedging and pledging transactions by directors and executive officers.

Former CEO David S. Wichmann
As previously disclosed in the Company’s 2021 proxy statement, the terms of Mr. Wichmann’s employment agreement provide for payments approximating his most recent base salary and non-equity incentive compensation award for a two-year period.
Pursuant to applicable SEC rules, the entire amount payable to Mr. Wichmann over the two-year period is included in this year’s Summary Compensation Table. The amount set forth for Mr. Wichmann in this proxy statement is consistent with the disclosures made in the Company’s 2021 proxy statement. Mr. Wichmann has not been provided with any additional compensation since his departure from the Company in February 2021.
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Performance Graph
The following performance graph compares the cumulative one-year, three-year and five-year return to shareholders on our common stock relative to the cumulative total returns of the S&P Health Care Index, the Dow Jones US Industrial Average Index and the S&P 500 index for the period ended December 31, 2021. The comparisons assume the investment of $100 on December 31, 2016 in our common stock and in each index, and dividends were reinvested when paid.
	12/2016 ($)	12/2017 ($)	12/2018 ($)	12/2019 ($)	12/2020 ($)	12/2021 ($)
UnitedHealth Group	100.00	139.82	160.13	192.13	232.87	338.16
S&P Health Care Index	100.00	122.08	129.97	157.04	178.15	224.70
Dow Jones US Industrial Average	100.00	128.11	123.65	154.99	170.06	205.68
S&P 500 Index	100.00	121.83	116.49	153.17	181.35	233.41
The stock price performance included in this graphic is not necessarily indicative of future stock price performance.
UnitedHealth Group’s market capitalization has grown 42%, 98% and 210% over the one year, three year and five year periods, respectively, for the period ended December 31, 2021.
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Compensation Discussion and Analysis
The following table sets forth the Company’s compensation program and philosophy, core principles that reinforce our philosophy and process for determining compensation.
Program Philosophy and Objectives	Compensation Program Principles	Determination of Compensation

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Align the economic interests of our executive officers with those of our shareholders.

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Reward performance that advances our mission of helping people live healthier lives and helping make the health system work better for everyone.

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Reward performance that emphasizes teamwork and close collaboration among executive officers while also recognizing individual performance.

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Reward performance that supports the Company’s values.

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Foster an entrepreneurial spirit with innovative thinking and action that leverages the ingenuity of our employees.

•
Attract and retain highly qualified executives.

•
Pay-for-performance. A large majority of our executive officers’ total compensation is at risk and only earned based on achievement of enterprise-wide goals.

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Enhance the long-term value of the business. Our pay system is weighted toward long-term compensation to promote long-term shareholder value creation and avoid excessive risk-taking.

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Reward long-term growth and focus management on sustained success and shareholder value creation. Compensation of our executive officers is heavily weighted toward equity, and we require significant stock ownership and share retention by our management team. This encourages sustained performance and positive shareholder returns.

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Provide standard benefits. We provide standard employee benefits and generally do not have “executive-only” benefits or perquisites.

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The Compensation and Human Resources Committee oversees the Company’s risks, policies, and philosophy related to total compensation for executive officers.

•
The Compensation and Human Resources Committee reviews and approves the compensation for the named executive officers based on its own evaluation, input from the Chair of the Board, our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role, and performance of each named executive officer, input from its independent consultant and market data.

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Our 2021 Say On Pay Vote; Shareholder Engagement
Addressing the 2021 Say on Pay Vote
Our annual say on pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. The say on pay proposal at the 2021 Annual Meeting received 72% as compared to an average of over 95% support from 2011 through 2020. We sought feedback from shareholders to better understand what motivated their votes and what actions we could take to address their concerns.
Shareholder Engagement and Our Response
We contacted shareholders representing approximately 53.5% of our outstanding shares and met with holders of 40.2% of our outstanding shares.
Shareholder Engagement Efforts — Key Statistics
Scope of Engagement:	• Contacted: 46 shareholders representing 53.5% of our outstanding shares • Met with: 27 shareholders representing 40.2% of our outstanding shares
Engagement Team:	• Chair of the Compensation and Human Resources Committee met with 15.1% of outstanding shares • Chief People Officer • Corporate Secretary
The following is a summary of feedback raised by a majority of shareholders when voting on our 2021 say on pay resolution and how the Board/Compensation and Human Resources Committee has responded to those topics.
Topic Raised	Company Comments / Board Response
Overall design and philosophy of the executive compensation program
In our meetings with shareholders, we were pleased to hear strong shareholder support of the overall design of our executive compensation program as well as the Company’s overall pay-for-performance alignment
Shareholders overwhelmingly did not indicate a desire for broad changes to our program design

Payment of severance in connection with former CEO’s retirement disclosed in the 2021 proxy statement and reflected in the Summary Compensation Table on page 48 of this proxy statement.	The Compensation and Human Resources Committee confirmed that going forward it has no intention of paying severance in connection with the retirement of an executive officer
Clawback policy only applies if a financial restatement occurs	The Compensation and Human Resources Committee broadened the clawback policy to include material detrimental conduct as a trigger
Improve disclosure of annual incentive plan metrics	The CD&A includes enhanced disclosure on the non-financial metrics included in the annual incentive plan
Target executive compensation should be set at the median for peer group companies	The CD&A includes enhanced disclosure of the rationale for executive compensation targets
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Additional issues raised in the course of engagement with shareholders included Board tenure, actions focused on carbon emissions and ESG disclosure. As we have disclosed in this proxy statement, the average tenure of our director nominees is 6.6 years and we will map our disclosures to the SASB reporting framework in our 2021 Sustainability Report. We have also previously announced our commitment to achieving operational net zero carbon emissions by 2035.
The Board and the Compensation and Human Resources Committee considered our shareholders’ feedback carefully and continue to strongly believe that our compensation program’s strong design contributes meaningfully to the Company’s success and is strongly aligned with shareholder interests. It remains critical that the Company continues to have an executive compensation program that appropriately attracts, retains and incentivizes management while aligning pay with performance, driving long-term value creation and reflecting the views of shareholders. We will continue to consider shareholder feedback on an ongoing basis with respect to potential changes to the program while preserving the program’s general design and value to UnitedHealth Group and all of our shareholders.
Respective Roles of Management and the Compensation and Human Resources Committee
The Compensation and Human Resources Committee oversees the Company’s risks, policies and philosophy related to total compensation for executive officers. Management recommends appropriate enterprise-wide financial and non-financial performance goals for use in incentive compensation. The Compensation and Human Resources Committee reviews and approves the compensation for the named executive officers based on its own evaluation, input from the Chair of the Board, our CEO (for all executive officers except himself), internal pay equity considerations, the tenure, role and performance of each named executive officer, input from its independent consultant and market data.
The Compensation and Human Resources Committee’s Use of an Independent Compensation Consultant
The Compensation and Human Resources Committee retains an independent compensation consultant, Jon Weinstein of Pay Governance LLC, to advise the Compensation and Human Resources Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Pay Governance does not provide any other services to the Company and does not perform any work for management. The Compensation and Human Resources Committee has assessed the independence of Mr. Weinstein and of Pay Governance, specifically considering, in accordance with SEC rules, whether Mr. Weinstein and Pay Governance had any relationships with the Company, our officers or our Board members that would impair their independence. Based on this evaluation, the Compensation and Human Resources Committee concluded Mr. Weinstein and Pay Governance are independent and their work for the Compensation and Human Resources Committee does not raise any conflict of interest.
Competitive Positioning
The Compensation and Human Resources Committee believes total compensation for the named executive officers should be heavily weighted toward long-term performance-based compensation, but it does not target a specific mix of annual and long-term compensation or cash and equity compensation and does not formulaically set compensation targets.
In general, the Compensation and Human Resources Committee’s goal is to achieve total compensation for the named executive officers as a group that falls within a range of the 50th to 75th percentiles of the market data for our peer group (as discussed below), if paid at target. The Compensation and Human Resources Committee believes this range is an appropriate reflection of the Company’s relative size in comparison to our peer group and the broader market, complexity and consistently strong performance over the past several years, with the Company positioned above the 75th percentile of our peer group on key measures such as revenue, market capitalization, and employees, as shown below. The following briefly summarizes the processes followed by the Compensation and Human Resources Committee to select competitive compensation benchmark data and how the Compensation and Human Resources Committee uses these data.
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Peer Group
Peer Group
Alphabet Inc.	Centene Corporation	Johnson & Johnson
Amazon.com, Inc.	Cigna Corporation	JPMorgan Chase & Co.
AmerisourceBergen Corporation	Citigroup Inc.	McKesson Corporation
Anthem, Inc.	CVS Health Corporation	Microsoft Corporation
Apple Inc.	Humana Inc.	Walgreens Boots Alliance, Inc.
Bank of America Corporation	International Business Machines	Wells Fargo & Company
Cardinal Health, Inc.
This screening process resulted in the 19 companies set forth above. We are significantly larger than most of our peers as reflected below (data as of December 31, 2021):
	Minimum	50th Percentile	UnitedHealth Group	Maximum
Annual Revenue	$57B	$139B	$288B (88th percentile)	$470B
Market Cap	$14B	$120B	$473B (78th percentile)	$2,913B
Employees	40,000	156,500	350,000 (94th percentile)	1,608,000
At the request of the Compensation and Human Resources Committee, Pay Governance conducts an annual review of the Company’s compensation peer group. This review ensures the peer group companies remain appropriate from a business and talent perspective. This occurs at the second quarter Compensation and Human Resources Committee meeting, because recent financial and compensation data are available at this time.
The Compensation and Human Resources Committee uses the following screening methodology, which formulates a peer group focused on the characteristics and industries most relevant to the Company:
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The 40 largest U.S. companies by revenue and market capitalization.

•
Apply an industry screen to limit peer companies to those industries from which the Company recruits senior leaders:

– Managed Care	– Pharma/Life Sciences	– Technology
– Health Care and Services	– Financial Services

•
Include the Company’s 4 largest managed care competitors, even if they do not all meet the screening criteria.

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Once the process is concluded and peer group companies are selected, the Compensation and Human Resources Committee generally uses the market data as follows:
•
At the fourth quarter Compensation and Human Resources Committee meeting, Pay Governance presents an annual review of the market competitiveness of the Company’s executive compensation levels for the Company’s executive officers. The review compares the compensation opportunities provided to the Company’s executive officers to peer group companies on a position-by-position basis and on an aggregate basis.

•
At the first quarter Compensation and Human Resources Committee meeting, the Compensation and Human Resources Committee determines pay opportunities for each officer using the market competitiveness assessment from the previous fourth quarter as a reference point. In addition, the Compensation and Human Resources Committee takes into consideration the individual officer’s tenure in such position, Company’s performance against previously established performance goals, each officer’s individual performance, internal equity, the CEO’s recommendations and other relevant business performance that may not be adequately captured by the Company and individual officer goals.

Target total compensation of our named executive officers as a group in 2021, consisting of base salary, target annual cash incentive award, and the grant date fair value of equity awards (including performance shares at target) was between the 50th and the 75th percentiles of the market data for our peer group. Our CEO’s total compensation is below the median of our peer group.
The Compensation and Human Resources Committee believes this positioning is appropriate because the Company is above the median of peer group companies on all scope metrics and the Company’s exceptional long-term performance further supports the effectiveness of this positioning.
Use of Tally Sheets and Wealth Accumulation Analysis
When approving compensation decisions, the Compensation and Human Resources Committee reviews tally sheet information for each of our executive officers. These tally sheets are prepared by management and quantify the elements of each executive officer’s total compensation. The tally sheets include a summary of all equity awards previously granted to each executive officer, the gain realized from past vesting or exercise of equity awards, and the projected value of accumulated equity awards based upon then current stock price scenarios. The tally sheets help the Compensation and Human Resources Committee members analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could potentially accumulate in the future.
Elements of our Compensation Program
The compensation program for our named executive officers consists of the following elements:
Compensation Element	Purpose
Base salary Annual compensation, not variable	To provide a base level of cash compensation for executive officers tied to role, scope of responsibilities and experience.
Annual cash incentive awards Annual performance compensation, variable	To encourage and reward executive officers for achieving annual corporate performance, human capital and customer-oriented goals and individual performance results.
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Compensation Element	Purpose
Equity awards Long-term performance compensation, variable
To motivate and retain executive officers and align their long-term interests with shareholders through the use of:
•
Performance shares to encourage sustained performance and growth and potentially assist executives in building ownership in the Company

•
RSUs to retain executive officers and build stock ownership positions

•
Non-qualified stock options to encourage sustained stock price appreciation

Employee benefits Annual indirect compensation, not variable	To promote the health, well-being and financial security of employees, including executive officers; constitutes the smallest part of total remuneration.
As reflected in the charts below, the mix of total target compensation granted in 2021 to our named executive officers, excluding Mr. Wichmann, was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up approximately 75% of total target compensation for our named executive officers in aggregate.
Annual Compensation
Base Salary
The Compensation and Human Resources Committee generally determines base salary levels for our named executive officers early in the fiscal year. The Compensation and Human Resources Committee increased Mr. Witty’s salary to $1,500,000 effective February 3, 2021 upon his promotion to Chief Executive Officer. Messrs. McMahon’s and Rex’s salaries were increased by the Committee effective February 28, 2021 to reflect Mr. McMahon’s promotion to President and Mr. Rex’s expanded duties. Effective February 28, 2021, Mr. Thompson’s salary was increased to $1,000,000 effective April 7, 2021 upon his promotion to Chief Executive Officer, UnitedHealthcare. Ms. Short’s salary increase was effective April 7, 2021 when she resumed her role as Chief Legal Officer. These changes are reflected in the chart below.
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Name	2020 Base Salary	2021 Base Salary
Andrew Witty	1,100,000	1,500,000
John F. Rex	1,000,000	1,200,000
Dirk C. McMahon	1,000,000	1,200,000
Brian R. Thompson	800,000	1,000,000
Marianne D. Short	850,000	900,000
Annual Cash Incentive Awards
2021 Annual Incentive Plan Performance Goals
Annual cash incentive awards may be paid if our Company meets or exceeds annual performance goals established for the year as determined by the Compensation and Human Resources Committee. In establishing the performance measures for the 2021 annual cash incentive awards, the Compensation and Human Resources Committee sought to align broadly the compensation of our executive officers with key elements of the Company’s 2021 business plan. Development of the Company’s 2021 business plan was a robust process that involved input from all of the Company’s business units and was reviewed with the Company’s Board of Directors on multiple occasions. These performance goals are based on enterprise-wide metrics because the Compensation and Human Resources Committee believes the named executive officers share responsibility to support the goals and performance of the Company as key members of the Company’s leadership team.
We assess our progress toward enhancing customer experiences using the Net Promoter System (NPS), which holistically measures the experiences we deliver to the Company’s customers, including how likely a person is to recommend our Company to their friends or family. Similarly, listening to our team members is one of the key ways we help build and reinforce a culture of inclusion and encourage employee engagement. We recognize that improved employee sentiment leads to increased talent and improved productivity, and for well over a decade, we have measured employee sentiment annually. We use our human capital management metric — the Employee Experience Index (EXI) — to measure an employee’s sense of commitment and belonging to the Company, establishing a direct link between our executive compensation program and our commitment to human capital management. We believe both metrics — NPS as well as EXI — demonstrate meaningful measures of executive performance.
The following table sets forth the performance measures and goals established for 2021, as well as 2021 performance results:
2021 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	2021 Performance
Revenue*	30%	$266.0 billion	$280.0 billion	$294.0 billion	$284.0 billion
Operating Income*	30%	$19.9 billion	$23.4 billion	$26.9 billion	$23.3 billion
Cash Flows from Operations*	15%	$17.4 billion	$20.5 billion	$23.6 billion	$19.7 billion
Stewardship: • Net Promoter System (NPS) • Employee Experience Index (EXI)	25%	1.2 points above 2020 results for NPS; 4.2 points below 2020 results for EXI	2.5 points above 2020 results for NPS; at 2020 results for EXI	3.8 points above 2020 results for NPS; 4.2 points above 2020 results for EXI	1.7 points below 2020 results for NPS (below threshold); 2.4 points below target for EXI
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*
The Company’s annual incentive plan allows for adjustments to the Company’s reported results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported results are intended to better reflect executives’ line of sight, align award payments with growth of the Company’s business, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company’s preference for long-term and sustainable growth. The Compensation and Human Resources Committee adjusted 2021 revenue, operating income and cash flows from operations to exclude impacts resulting from the COVID-19 pandemic, unrealized investment gains, and other non-recurring items. These adjustments remove benefits to management from items over which they had no control which were not contemplated in the 2021 plan and had the net effect of decreasing the financial results and negatively affecting executive compensation.

Context for the 2021 Annual Cash Incentive Plan Performance Goals
The 2021 financial performance measures at target level represented, respectively, year-over-year growth in revenues of $22.9 billion, or 9%; year-over-year growth in operating income of $1.0 billion, or 4%; and year-over-year decrease in operating cash flows of $1.7 billion or 8%, and all of these measures were impacted by the COVID-19 pandemic. 2021 targeted cash flows declined from 2020 actual results as 2020 cash flows were impacted by the COVID-19 pandemic, primarily due to timing factors.
The 2021 non-financial performance measures were based on survey results and, at target levels, represented levels at or above 2020 performance. These measures were viewed to be important to longer-term financial success, customer satisfaction and employee welfare that might not be immediately reflected in annual financial results. The Compensation and Human Resources Committee believes that the breadth of financial and non-financial performance measures for the 2021 annual cash incentive award would motivate executive officers to achieve results that contribute to value creation for our shareholders on a long-term basis, reward performance advancing the Company’s mission and values, and avoid excessive risks.
At the beginning of 2021, the Compensation and Human Resources Committee believed achievement of the annual incentive goals required substantial performance on a broad range of initiatives contained in the 2021 business plan. These initiatives included the following:
•
Execute on Optum’s growth initiatives, with major focus areas including further expansion of patients served in value-based care arrangements and the continued build-out of care delivery capabilities, technology-enabled services, and advancing the scope of pharmacy care services offerings;

•
Grow people served in UnitedHealthcare;

•
Continue to enhance the quality and operations of our government benefit businesses;

•
Continue to innovate in commercial benefit products, services, and distribution;

•
Deliver ever more effective and comprehensive clinical management, and continue expanding value-based elements in our network;

•
Further enhance customer service and increase the Company’s NPS across all business platforms; and

•
Further improve our consolidated operating cost ratio after considering the impact of changes in business mix, repeal of the health insurance tax, and effects from COVID-19.

With respect to these initiatives, Optum achieved double digit percentage revenue and operating earnings growth, and added new patients in accountable, value-based arrangements. The Company significantly exceeded its targets for people served by UnitedHealthcare, and improved net promoter scores in many, but not all, of its businesses. UnitedHealthcare
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demonstrated excellence in its Medicare plans by further improving its Medicare Star ratings. The Company achieved or made substantial progress on all other initiatives listed above.
Revenues for 2021 grew 12% from the prior year, while operating income grew 7% and cash flows from operations increased 1%. 2021 revenues, operating income and cash flows from operations were each impacted by the COVID-19 pandemic.
Non-financial performance measures were above threshold for EXI, and below threshold for NPS. Diluted earnings per share and adjusted earnings per share increased 13%1 in 2021.
While the Company uses defined performance measures and weightings to determine an overall funding level for the Company’s bonus pool, individual annual cash incentive awards are not purely formulaic. In determining the amount of the actual annual incentive award to be paid to each officer, the Compensation and Human Resources Committee considers the CEO’s recommendations for executive officers, the business performance underlying each of the performance measures, macroeconomic factors impacting business performance, individual executive performance, market positioning, and related matters. The Compensation and Human Resources Committee retains discretion to pay an annual incentive award higher or lower than the performance level achieved based on these considerations if threshold performance is achieved on any performance measure. However, the overall pool cannot be exceeded.
Determination of 2021 Annual Cash Incentive Award Opportunities
At the beginning of each year, the Compensation and Human Resources Committee approves an annual cash incentive target opportunity for each executive officer as a percentage of the executive officer’s base salary.
The target opportunities established for the named executive officers are intended to increase collaboration, teamwork and accountability across the enterprise, to recognize the skills and versatility of each executive officer and to reflect relative contributions to the success of the overall enterprise. At the end of the fiscal year, the Compensation and Human Resources Committee reviews the Company’s performance against the goals set at the beginning of the year and determines annual cash incentive awards. The Compensation and Human Resources Committee has the discretion to increase or decrease the awards made in view of actual performance, individual contributions and overall business and market conditions.
The Compensation and Human Resources Committee evaluated the Company’s 2021 performance against the performance goals, overall business results, economic conditions and individual performance objectives. The Committee noted the strong 2021 business results discussed above while also noting that performance was below threshold for NPS and below target for EXI. Accordingly, the Committee determined that the 2021 annual cash incentive for officers should be awarded at 85% of the targets set.
The target percentages for annual cash incentive awards to our named executive officers and the actual 2021 annual cash incentive awards paid are set forth in the table below. Mr. Wichmann did not receive an annual cash incentive award in 2021. An explanation of how the individual amounts were determined follows the table.

1.
Adjusted earnings per share is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of adjusted earnings per share to the most directly comparable GAAP measure.

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2021 Annual Cash Incentive Awards
Name	Target Percentage (% of Salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of Target)
Andrew Witty	200	3,000,000	2,550,000	85%
John F. Rex	200	2,400,000	2,050,000	85%
Dirk C. McMahon	200	2,400,000	2,050,000	85%
Brian R. Thompson	200	2,000,000	1,700,000	85%
Marianne D. Short	135	1,215,000	1,030,000	85%
In determining the 2021 annual cash incentive award amounts for the named executive officers, the Compensation and Human Resources Committee took into account the Company’s performance against the 2021 annual performance goals set forth in the table above and business results described under “Context for the 2021 Annual Cash Incentive Plan Performance Goals,” including each executive officer’s role in achieving those results.
The Compensation and Human Resources Committee did not make specific assessments of, quantify or otherwise assign relative weightings to the factors listed above as it reached its decisions with respect to any of the named executive officers. See the 2021 Summary Compensation Table and other related compensation tables below for details regarding 2021 total compensation for the named executive officers.
Long-Term Incentive Compensation
Long-term incentive compensation, consisting solely of equity awards in 2021, represents the largest portion of executive officer compensation. The combination of long-term incentives we employ provides a compelling performance-based compensation opportunity, aids in aligning and retaining the senior management team and accelerates the advancement of business unit capabilities across the enterprise.
The Compensation and Human Resources Committee determined that long-term equity-based compensation for 2021 should include grants of performance shares, RSUs, and non-qualified stock options to achieve balance and effectiveness in our equity-based compensation and to align the interests of our executive officers and our shareholders. The mix of equity-based compensation granted in 2021 was as follows, based on the grant date fair value of the total award: 50% performance shares, 25% RSUs, and 25% non-qualified stock options.
Performance share grants were selected to ensure a strong pay-for-performance alignment of the Company’s compensation program with drivers of shareholder value, specifically weighted equally between cumulative earnings per share and average return on equity for the three-year performance period. Participants can earn between 0% and 200% of the target performance share award based upon actual results. The performance share payouts are determined formulaically, subject to the authority of the Compensation and Human Resources Committee to make appropriate adjustments to account for events not contemplated when the performance targets were set. RSU grants were selected because they are full value shares with time vesting (typically, ratably over four years) and, as such, provide added retention value. Non-qualified stock options were selected because they have value only if the Company’s stock price increases and, as such, provide incentives for sustained long-term stock price appreciation. Non-qualified stock options typically vest ratably over four years. Our equity award types, vesting terms, and termination provisions are summarized in the chart below.
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Award Type and Vesting Terms	Termination Provisions
Performance Share Award (3-year performance period with cliff vesting)
•
Unvested performance share awards will vest if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting), as these terms are defined in the award agreement. The number of performance awards that vest will be dependent upon the performance vesting criteria that have been satisfied.

•
If the executive officer is retirement-eligible, upon retirement, the number of performance shares earned at the end of the performance period based on actual performance, if any, will vest as if the executive officer had been continuously employed throughout the entire performance period, provided the executive officer served for at least one year of the performance period.

•
Upon termination of employment for Good Reason or without Cause (as these terms are defined in the award agreement), the executive officer will receive at the end of the applicable performance period, a pro rata number of performance shares that are earned, if any, based on the number of full months employed plus the number of months for any severance period.

• Upon death or disability, the executive officer will receive at the end of the applicable performance period, the number of performance shares that are earned, if any.
RSU Award (4-year ratable vesting*) And Stock Option Award (4-year ratable vesting)
•
Unvested award will vest in full if, within two years of a change in control, an executive terminates employment for Good Reason or is terminated without Cause (i.e., “double trigger” vesting), as these terms are defined in the award agreement.

•
Unless the executive officer is retirement-eligible, award is subject to earlier termination upon certain events related to termination of employment.

• Unvested award will vest in full upon death or disability.

*
Except as provided in footnote 4 to the Outstanding Equity Awards at 2021 Fiscal Year-End table.

Long-Term Awards
2019-2021 Long-Term Goals and Context
The long-term performance share program creates financial incentives for achieving or exceeding three-year financial goals for the enterprise as follows. The table below shows the goals for the 2019-2021 plan, as well as the Company’s actual performance against plan:
2019-2021 Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Performance	2019-2021 Performance
Cumulative Adjusted Earnings Per Share	50%	$45.33	$47.95	$51.60	$49.31
Return on Equity	50%	22.2%	24.2%	26.2%	24.8%
The performance measures and goals for the 2019-2021 performance period were established during the first quarter of 2019 based on the Company’s long-term business plan. The first year of the long-term business plan was based on the Company’s 2019 business plan. Subsequent years were based on assumptions and growth initiatives developed by the Company’s business units and reviewed by the Board of Directors.
Key assumptions and elements of the 2019-2021 long-term business plan were:
•
Continued expansion of the Optum Care Delivery platform and capabilities;

•
Medicaid, Medicare Advantage, Medicare Supplement and Global growth in people served over the three-year period;

•
Commercial risk-based and fee-based health insurance growth in people served in all years, leveraging enhanced products, services, and distribution including a continued focus on diversification into ancillary businesses;

•
An expectation that medical cost trends would be consistent with historical levels;

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•
Modest US economic growth with a gradual increase in interest rates, and a more rapidly growing economy in Brazil, with a stable Brazilian Real — U.S. Dollar exchange rate;

•
Delivery of more effective and comprehensive clinical management;

•
Continued growth and enhancement of the quality and operations of our government businesses;

•
Continued growth in technology-enabled services and specialty networks products and services, driving distinctive revenue, margin, and earnings performance;

•
Ongoing improvements to our consolidated operating cost ratio on a comparable business mix basis; and

•
Effective cross-enterprise collaboration among various business units for the benefit of customers and our overall reputation and performance.

To achieve maximum performance for the performance share plan, the Company would have had to achieve cumulative three-year adjusted earnings per share (“AEPS”) performance of $51.60 and an average return on equity (“ROE”) of 26.2%. These maximum performance levels corresponded to a compound annual growth rate in AEPS of 15% over the three-year period. For long-term compensation purposes (see adjustments described below), the Company generated cumulative AEPS of $49.31, which was between target and maximum performance levels, and accompanying ROE of 24.8%, which was between target and maximum performance levels. This represented a compound annual AEPS growth rate of 14% over the three-year performance period, consistent with the Company’s projected long-term growth rate of 13% to 16%.
Factors which positively or negatively influenced our results subsequent to the approval of the long-term business plan in early 2019 included:
•
Onset of the COVID-19 pandemic beginning in early 2020;

•
Significant acquisition activities over the three-year period;

•
Difficult Brazilian economy and significant devaluation of the Brazilian Real against the U.S. Dollar;

•
Growth in investment and other income from the Company’s continued collaborative growth and innovation efforts with Optum Ventures; and

•
The permanent repeal of the Health Insurance Tax.

Similar to the annual incentive plan, the Company’s long-term incentive plan allows for adjustments to the Company’s reported results in determining long-term incentive plan awards, namely adjustments that account for the impact of changes in accounting principles, extraordinary items, and unusual or non-recurring gains or losses. Two adjustments were made in measuring 2019-2021 performance, which resulted in lowering the payouts to the named executive officers:
•
Excluded from 2020 and 2021 results were the impacts from unusual events not contemplated when the performance targets were set; and

•
Excluded from 2019, 2020 and 2021 results were impacts from capital allocation actions not contemplated when the performance targets were set, primarily from merger and acquisition activity and share repurchase activity.

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Since these factors were not contemplated in the performance targets, and would have resulted in a net benefit to management, they were excluded from final results, reducing the calculated payout ratio and related compensation.
Long-Term Performance Shares
Name	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Actual Shares Paid (#)	Paid Award (% of Target)
Andrew Witty*	47	24,051	48,102	32,229	134%
John F. Rex	26	13,309	26,618	17,835	134%
Dirk C. McMahon	20	10,458	20,916	14,014	134%
Brian R. Thompson	15	7,606	15,212	10,193	134%
Marianne D. Short	17	8,556	17,112	11,466	134%
David S. Wichmann**	47	24,337	48,674	32,612	134%

*
As previously disclosed, Mr. Witty’s 2019 performance shares were granted as two separate grants, 18,063 target shares on February 14, 2019 and 5,988 target shares on November 6, 2019, for a total of 24,051 target shares.

**
Due to the length of Mr. Wichmann’s tenure with the Company and under the standard terms of equity awards applicable to all employees receiving equity awards, Mr. Wichmann’s award was eligible for retirement vesting.

Equity Award Practices
The Compensation and Human Resources Committee’s equity award policy requires all grants of equity to be made at set times. We do not have a specific program, plan or practice to time equity compensation awards to named executive officers in coordination with our release of material information.
The Company does not pay dividend equivalents on performance shares granted to employees. Unvested shares of RSUs receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. The determination to pay dividend equivalents on RSUs was made after considering market practices.
The aggregate number of shares subject to equity awards made in 2021 for all employees was less than 1% of the Company’s shares outstanding at the end of 2021.
Equity Awards — 2021
In 2021, the Compensation and Human Resources Committee granted the following target number of performance shares, RSUs and stock options to our named executive officers:
Name	Target Number of Performance Shares (#)	Annual RSU Award (#)	Annual Stock Option Award (#)
Andrew Witty	17,958	10,969	51,325
John F. Rex	14,242	8,699	40,703
Dirk C. McMahon	14,242	8,699	40,703
Brian R. Thompson	6,559	6,193	28,684
Marianne D. Short	5,622	2,811	12,779
David S. Wichmann	—	—	—
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The grant date fair values and terms of these equity awards are discussed in the 2021 Grants of Plan-Based Awards table. Please see the “Long-Term Incentive Compensation” section above for additional details regarding the rationale underlying the Compensation and Human Resources Committee’s determination to award performance shares, RSUs and stock options.
Other Compensation
Benefits
In addition to generally available benefits, our executive officers are eligible to receive supplemental long-term disability coverage equal to 60% of base salary, and all of our named executive officers receive supplemental group term life insurance coverage of $2 million. Executive officers are also eligible to participate in our non-qualified Executive Savings Plan. See the 2021 Non-Qualified Deferred Compensation table for additional information regarding contributions, earnings and distributions for each named executive officer under the Executive Savings Plan. Our Executive Savings Plan does not provide for guaranteed or above-market interest. In 2020, we discontinued providing company matching credits under this plan.
Perquisites
We generally do not provide excise tax gross-ups or perquisites to our executive officers. We have agreed to provide Andrew Witty with tax equalization payments to ensure that, as a U.S. non-resident, his overall tax obligation is the same as if he were taxed exclusively in the United Kingdom, including assistance in tax return preparation due to the complexity of multi-jurisdictional filing requirements. We generally prohibit personal use of corporate aircraft by any executive officer unless the Company is reimbursed for the full incremental cost to the Company of such use. Because there is no incremental cost to the Company, we permit on occasion an executive officer’s family member to accompany the executive officer on a business flight on Company aircraft provided a seat is available.
Employment Agreements and Post-Employment Payments and Benefits
The Company has entered into employment agreements with each of our named executive officers. These employment agreements are described in greater detail in “Executive Employment Agreements” and “2021 Summary Compensation Table.”
Other Compensation Practices
Executive Stock Ownership Guidelines and Stock Retention Policy
The Compensation and Human Resources Committee believes that executive stock ownership aligns management’s interests with those of shareholders and fosters a long-term outlook, while also mitigating compensation risk. Under our stock ownership guidelines, each executive officer must beneficially own at least the following amounts of the Company’s common stock within five years of the executive officer’s election or appointment as an executive officer:
•
for the CEO, eight times base salary;

•
for executive officers who are direct reports of the CEO, or the Chief Executive Officer of Optum or UnitedHealthcare, three times base salary; and

•
for any other executive officers who are not direct reports of the CEO, two times base salary.

Stock options do not count towards satisfying the ownership requirements under the guidelines, regardless of their vesting status, and performance shares do not count towards satisfying the ownership requirements until they are vested. Time-based RSUs and restricted stock awards are counted toward the satisfaction of the ownership requirements. The Compensation and Human Resources Committee periodically reviews compliance with the ownership requirements. As of April 8, 2022, all of our named executive officers were in compliance with the ownership requirements.
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The Board has established a stock retention policy for executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes our named executive officers. Under this policy, Section 16 officers are generally required to retain for at least one year one-third of the net shares acquired upon the vesting or exercise of any equity awards.
Transactions in Company Securities; Prohibition on Hedging, Short Sales and Pledging
In general, SEC rules prohibit uncovered short sales of our common stock by our executive officers, including the named executive officers. Accordingly, our insider trading policy prohibits short sales and hedging transactions of our common stock by all employees and directors. Hedging transactions include, for example, purchase or sale of options (puts or calls, whether covered or uncovered), equity swaps or other derivatives directly linked to the Company’s securities. Additionally, our insider trading policy prohibits pledging transactions by directors and executive officers and discourages our employees from pledging transactions.
Consideration of Risk in Named Executive Officer Compensation
Our compensation programs are balanced, focused on long-term pay-for-performance, allow for discretion and are overseen by an independent Compensation and Human Resources Committee. The Compensation and Human Resources Committee believes the design of the compensation program for our executive officers does not encourage excessive or unnecessary risk-taking, as illustrated by the following list of features:
•
Our annual cash bonus program includes a variety of financial and non-financial measures that require substantial performance on a broad range of initiatives;

•
Our equity awards are delivered through a balanced mix of performance shares, RSUs and stock options to encourage sustained performance over time;

•
A large majority of management compensation is delivered in long-term incentives that vest over multiple years;

•
No duplicative metrics between annual and long-term incentive programs;

•
Payouts are capped under the annual incentive and performance share programs;

•
We have stock ownership guidelines for our executive officers;

•
We require executive officers to hold, for at least one year, one-third of the net shares acquired upon vesting or exercise of any equity award granted; and

•
We have a clawback policy that entitles the Board to seek reimbursement from any executive directly involved in misconduct causing a restatement of financials, detrimental conduct or violation of certain employment agreement provisions, including any non-compete, non-solicit or confidentiality provisions. Actions that trigger the clawback policy may require an executive to reimburse all or a portion of certain annual incentive payments and equity awards. The Board also has the right to cancel or reduce the executive’s rights to any incentive payment or equity awards.

In addition, our Compensation and Human Resources Committee retains discretion to adjust compensation for quality of performance, adherence to Company values and other factors.
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Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks
If the Compensation and Human Resources Committee determines an executive officer has engaged in detrimental conduct as defined in the clawback policy, the Compensation and Human Resources Committee may take a range of actions to remedy the detrimental conduct prevent its recurrence and impose such discipline as would be appropriate, including, without limit: (i) terminating employment; (ii) initiating legal action against the executive officer; and (iii) requiring reimbursement of (or canceling or reducing) rights to any annual incentive payments or equity awards subject to the clawback policy. In addition, with respect to our senior executives, including our named executive officers, if the misconduct causes, in whole or in part, a material restatement of the Company’s financial statements, action may include (a) seeking reimbursement of the entire amount of cash incentive compensation awarded to the executive officer, if the executive officer would have received a lower (or no) cash incentive award if calculated based on the restated financial results; (b) canceling all outstanding vested and unvested equity awards subject to the clawback policy and requiring the executive officer return to the Company all gains from equity awards realized during the 12-month period following the filing of the incorrect financial statements; and (c) seeking reimbursement of the entire amount of any bonus paid.
As discussed in “Enterprise-Wide Incentive Compensation Risk Assessment,” a compensation risk assessment is performed annually and the results are reviewed with the Compensation and Human Resources Committee.
Accounting and Tax Considerations
Internal Revenue Code Section 162(m)(6) addresses the tax deductibility of compensation paid by health insurance providers, including the Company. Section 162(m)(6) provides an annual tax deduction limit of $500,000 per person per year for compensation that we pay to any of our employees, directors, officers and any other individuals who provide services to or on behalf of the Company. While the Compensation and Human Resources Committee considers the impact of Section 162(m)(6), it believes shareholder interests are best served by not restricting the Compensation and Human Resources Committee’s discretion and flexibility in crafting the executive compensation program, even if non-deductible compensation expenses could result. The Compensation and Human Resources Committee also considers the accounting consequences of its compensation decisions.
Compensation and Human Resources Committee Report
The Compensation and Human Resources Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. This report was provided by the following independent directors who comprise the Compensation and Human Resources Committee:
Members of the Compensation and Human Resources Committee
Timothy P. Flynn (Chair) Valerie C. Montgomery Rice, M.D. John H. Noseworthy, M.D.
The members of the Compensation and Human Resources Committee listed above participated in the review, discussion and recommendation with respect to the Compensation Discussion and Analysis.
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Compensation and Human Resources Committee Interlocks and Insider Participation
During fiscal 2021, Mr. Flynn and Drs. Noseworthy and Wilensky served on the Compensation and Human Resources Committee. Dr. Montgomery Rice joined the Compensation and Human Resources Committee in February 2022, replacing Dr. Wilensky. None of these persons had ever been an officer or employee of the Company or any of its subsidiaries while serving on the Compensation and Human Resources Committee. Furthermore, during 2021, none of these persons served as a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our
Compensation and Human Resources Committee or Board.
2021 Summary Compensation Table*
The following table provides certain summary information for the years ended December 31, 2021, 2020 and 2019 relating to compensation paid or granted to, or accrued by us on behalf of our named executive officers.
Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew Witty(1) Chief Executive Officer	2021	1,450,769	—	10,781,573	3,593,777	2,550,000	57,024	18,433,143
	2020	418,846	550,000	8,025,223	2,675,007	920,000	268,100	12,857,176
	2019	1,100,000	—	9,375,614	3,125,046	2,750,000	175,360	16,526,020
John F. Rex Executive Vice President and CFO	2021	1,161,539	—	8,550,501	2,850,024	2,050,000	25,904	14,637,967
	2020	1,000,000	—	6,750,241	2,250,044	2,500,000	96,777	12,597,062
	2019	1,000,000	—	5,250,133	1,750,040	2,500,000	126,912	10,627,085
Dirk C. McMahon President and Chief Operating Officer	2021	1,161,539	—	8,550,501	2,850,024	2,050,000	31,424	14,643,488
	2020	1,000,000	—	6,750,241	2,250,044	2,500,000	106,199	12,606,484
	2019	896,154	—	4,125,367	1,375,005	2,500,000	70,454	8,966,980
Brian R. Thompson Executive Vice President and CEO, UnitedHealthcare	2021	951,154	—	4,813,113	2,187,555	1,700,000	19,184	9,671,006
	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
Marianne D. Short(1) Executive Vice President and Chief Legal Officer	2021	844,231	—	3,375,309	1,125,063	1,030,000	62,490	6,437,093
	2020	850,000	—	2,250,181	2,250,044	1,500,000	88,305	6,938,530
	2019	850,000	—	3,375,085	1,125,012	1,500,000	113,580	6,963,677
David S. Wichmann(1) Former CEO	2021	393,077	—	—	—	—	10,828,016	11,221,093
	2020	1,400,000	—	9,600,592	3,200,038	3,500,000	172,083	17,872,713
	2019	1,384,615	—	9,600,348	3,200,033	4,500,000	201,993	18,886,989

*
Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table. Please also see “Executive Employment Agreements” below for a description of the material terms of each named executive officer’s employment agreement.

(1)
All principal positions set forth above are as of December 31, 2021. Andrew Witty has served as Chief Executive Officer of the Company since February 3, 2021. David Wichmann served as Chief Executive Officer of the Company until February 2, 2021. Mr. Wichmann has not been provided with any additional compensation since his departure from the Company in 2021. Mr. Wichmann entered into an Amended and Restated Employment Agreement with the Company on December 1, 2014, and an Amendment to Employment Agreement on August 16, 2017. Mr. Wichmann’s employment ended on March 31, 2021. The terms of his employment agreement provide for him

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to receive payments equal to his most recent base salary and non-equity incentive compensation award for a two-year period following his departure and for him to be subject to restrictive covenants, including non-competition and non-solicitation provisions. These terms are the same as the disclosures made in our 2021 proxy statement, and no modification to these terms has been made since that filing. Ms. Short retired as Executive Vice President and Chief Legal Officer on February 28, 2022.
(2)
Amounts reported reflect the base salary earned by named executive officers in the years ended December 31, 2021, 2020 and 2019. Amount reported for Mr. Wichmann for 2021 include $23,585 deferred by Mr. Wichmann under our Executive Savings Plan.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and performance shares (at target) granted in 2021, 2020 and 2019 and are computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. The grant date fair value of RSUs granted in 2021 and the grant date fair value of performance shares granted in 2021 if target performance and maximum performance were achieved are as follows:

	Restricted Stock Units ($)	Performance Shares
Name		Target ($)	Maximum ($)
Andrew Witty	3,593,883	7,187,690	14,375,380
John F. Rex	2,850,140	5,700,361	11,400,722
Dirk C. McMahon	2,850,140	5,700,361	11,400,722
Brian R. Thompson	2,187,873	2,625,240	5,250,480
Marianne D. Short	1,125,103	2,250,206	4,500,412
See the 2021 Grants of Plan-Based Awards table for more information on stock awards granted in 2021.
(4)
The actual value to be realized by a named executive officer depends upon the performance of the Company’s stock and the length of time the award is held. No value will be realized with respect to any award if the Company’s stock price does not increase following the award’s grant date or if the executive officer does not satisfy the vesting criteria.

The amounts reported in this column for 2021 reflect the aggregate grant date fair value of stock options granted in 2021 computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair value, see Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(5)
Amounts reported reflect annual cash incentive awards to our named executive officers under our 2008 Executive Incentive Plan. The 2021 annual incentive awards, including amounts deferred by the named executive officers, were the following:

Name	Total Amount of Annual Cash Incentive Award ($)	Amount of Annual Cash Incentive Award Deferred ($)
Andrew Witty	2,550,000	—
John F. Rex	2,050,000	—
Dirk C. McMahon	2,050,000	123,000
Brian R. Thompson	1,700,000	—
Marianne D. Short	1,030,000	—
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(6)
All other compensation for 2021 includes the following:

Name	Company Matching Contributions Under 401(k) Savings Plan ($)	Insurance Premiums ($)	Separation Pay ($)	Tax Equalization and Tax Return Preparation ($)
Andrew Witty	—	10,320	—	46,704
John F. Rex	13,050	12,854	—	—
Dirk C. McMahon	13,050	18,374	—	—
Brian R. Thompson	13,050	6,134	—	—
Marianne D. Short	13,050	49,440	—	—
David S. Wichmann	13,050	2,966	10,812,000	—
As permitted by SEC rules, we have omitted perquisites and other personal benefits that we provided to certain named executive officers in 2021 if the aggregate amount of such compensation to each such named executive officer was less than $10,000. The Company provided each of the named executive officers a $2 million face value term life insurance policy.
Andrew Witty is provided with tax equalization pursuant to the Company’s tax equalization policy to ensure that as a U.S. non-resident, his overall tax obligation is the same as if he were taxed exclusively in the United Kingdom. This policy also provides assistance in preparation of tax returns due to the complexity of multi-jurisdictional filing requirements.
The terms of Mr. Wichmann’s employment agreement provided for payments approximating his most recent base salary and non-equity incentive compensation award for a two-year period following departure and is subject to restrictive covenants, including non-competition and non-solicitation provisions during this two-year period. Pursuant to applicable SEC rules, the entire amount payable to Mr. Wichmann over the two-year period is included in the table. The amount set forth in this footnote for Mr. Wichmann is consistent with the disclosures made in the Company’s 2021 proxy statement. Mr. Wichmann has not been provided with any additional compensation since his departure from the Company in 2021.
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2021 Grants of Plan-Based Awards
The following table presents information regarding each grant of an award under our compensation plans made during 2021 to our named executive officers for fiscal year 2021.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Witty
Annual Cash Incentive Award(2)	—	2,700,000	3,000,000	6,000,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	6/7/2021	—	—	—	26	17,958	35,916	—	—	—	7,187,690
RSU Award(3)	2/22/2021	—	—	—	—	—	—	10,969	—	—	3,593,883
Stock Option Award(3)	2/22/2021	—	—	—	—	—	—	—	51,325	327.64	3,593,777
John F. Rex
Annual Cash Incentive Award(2)	—	2,160,000	2,400,000	4,800,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	6/7/2021	—	—	—	21	14,242	28,484	—	—	—	5,700,361
RSU Award(3)	2/22/2021	—	—	—	—	—	—	8,699	—	—	2,850,140
Stock Option Award(3)	2/22/2021	—	—	—	—	—	—	—	40,703	327.64	2,850,024
Dirk C. McMahon
Annual Cash Incentive Award(2)	—	2,160,000	2,400,000	4,800,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	6/7/2021	—	—	—	21	14,242	28,484	—	—	—	5,700,361
RSU Award(3)	2/22/2021	—	—	—	—	—	—	8,699	—	—	2,850,140
Stock Option Award(3)	2/22/2021	—	—	—	—	—	—	—	40,703	327.64	2,850,024
Brian R. Thompson
Annual Cash Incentive Award(2)	—	1,800,000	2,000,000	4,000,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	6/7/2021	—	—	—	10	6,559	13,118	—	—	—	2,625,240
RSU Award(3)	2/22/2021	—	—	—	—	—	—	4,006	—	—	1,312,526
RSU Award(3)	6/7/2021	—	—	—	—	—	—	2,187	—	—	875,347
Stock Option Award(3)	2/22/2021	—	—	—	—	—	—	—	18,745	327.64	1,312,525
Stock Option Award(3)	6/7/2021	—	—	—	—	—	—	—	9,939	400.25	875,030
Marianne D. Short
Annual Cash Incentive Award(2)	—	1,093,500	1,215,000	2,430,000	—	—	—	—	—	—	—
Performance Share Award(3)(4)	6/7/2021	—	—	—	9	5,622	11,244	—	—	—	2,250,206
RSU Award(3)	6/7/2021	—	—	—	—	—	—	2,811	—	—	1,125,103
Stock Option Award(3)	6/7/2021	—	—	—	—	—	—	—	12,779	400.25	1,125,063
David S. Wichmann
Annual Cash Incentive Award	Mr. Wichmann was not granted any incentive awards in 2021.
Performance Share Award
RSU Award
Stock Option Award
Please see “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary for an understanding of the information disclosed in this table.
(1)
The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company’s stock and the length of time the award is held. No value will be realized with respect to any stock option award if the Company’s stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of each RSU award and targeted grant date value of each performance share award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. Under the 2020 Stock Incentive Plan, all equity-based compensation awards are subject to one year minimum vesting requirements, subject to an exception for a limited number of shares not to exceed 5%. Equity-based compensation awards to employees are generally subject to three or four year vesting provisions. For additional information on vesting of 2021 Grants of Plan-Based Awards, see footnote 3 below.

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(2)
Amounts represent estimated payouts of annual cash incentive awards granted under our Executive Incentive Plan in 2021. The Executive Incentive Plan permits a maximum annual bonus pool for executive officers equal to 2% of the Company’s net income (as defined in the plan) and no executive officer may receive more than 25% of such annual bonus pool. The Compensation and Human Resources Committee has generally limited annual cash incentive payouts to not more than two times the target amount, and the maximum amounts shown for each named executive officer equal two times each executive officer’s target amount. In order for any amount to be paid, the Company must achieve approved performance measures of (i) revenue, (ii) operating income, (iii) cash flow, (iv) NPS, and (v) employee experience index. The estimated threshold award represents the amount that may be paid if threshold performance is achieved on each of the performance measures. Once threshold performance is achieved on an approved performance measure, the Compensation and Human Resources Committee has the discretion to pay an award. The actual annual cash incentive amounts earned in connection with the 2021 awards are reported in the 2021 Summary Compensation Table.

(3)
Amounts represent grants under the 2020 Stock Incentive Plan. Please refer to the chart on page 42 for a summary of our equity award types, vesting terms and termination provisions. RSUs are eligible to receive dividend equivalents, which are subject to the same terms as the RSUs and will be forfeited if the underlying RSUs do not vest. No dividend equivalents are paid on performance shares.

(4)
Amounts represent the estimated future number of performance shares that may be earned under our 2020 Stock Incentive Plan at each of the threshold, target and maximum levels. The performance share award will be paid out in shares of Company common stock. The number of performance shares the executive officer will receive will be determined at the conclusion of the 2021-2023 performance period and will be dependent upon the Company’s achievement of a cumulative AEPS measure and an average ROE measure approved by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee has the discretion to reduce the number of performance shares an executive officer is entitled to receive. The estimated threshold award represents the number of performance shares that may be awarded if threshold performance is achieved on one of the performance measures.

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Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding outstanding equity awards held at the end of fiscal year 2021 by our named executive officers.
Name	Option Awards					Stock Awards
	Date of Option Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise/ Grant Price ($)	Option Expiration Date(1)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(2)
Andrew Witty	2/22/2021	—	51,325(3)	327.64	2/22/2031	2/22/2021	11,119(3)	5,583,295	—	—
	2/13/2020	12,704	38,113(3)	302.20	2/13/2030	6/7/2021	—	—	17,958(5)	9,017,430
	11/6/2019	8,922	8,923(3)	250.52	11/6/2029	2/13/2020	6,845(3)	3,437,148	—	—
	2/26/2019	12,693	25,385(3)	262.98	2/26/2029	2/13/2020	—	—	17,704(5)	8,889,887
	6/5/2018	11,774	11,774(3)	244.43	6/5/2028	11/6/2019	1,549(3)	777,815	—	—
	—	—	—	—	—	2/26/2019	4,733(3)	2,376,629	—	—
	—	—	—	—	—	6/5/2018	2,275(3)	1,142,369	—	—
	—	—	—	—	—	6/5/2018	17,329(6)	8,701,584	—	—
John F. Rex	2/22/2021	—	40,703(3)	327.64	2/22/2031	2/22/2021	8,818(3)	4,427,871	—	—
	2/13/2020	10,686	32,058(3)	302.20	2/13/2030	6/7/2021	—	—	14,242(5)	7,151,478
	2/26/2019	18,705	18,705(3)	262.98	2/26/2029	2/13/2020	5,759(3)	2,891,824	—	—
	2/13/2018	22,101	7,367(3)	226.64	2/13/2028	2/13/2020	—	—	14,891(5)	7,477,367
	2/8/2017	43,561	—	160.31	2/8/2027	2/26/2019	3,488(3)	1,751,464	—	—
	6/7/2016	56,416	—	136.94	6/7/2026	2/13/2018	1,465(3)	735,635	—	—
	2/9/2016	31,623	—	111.16	2/9/2026	—	—	—	—	—
	2/10/2015	25,504	—	108.97	2/10/2025	—	—	—	—	—
	2/12/2014	44,757	—	70.24	2/12/2024	—	—	—	—	—
Dirk C. McMahon	2/22/2021	—	40,703(3)	327.64	2/22/2031	2/22/2021	8,437(4)	4,236,555	—	—
	2/13/2020	10,686	32,058(3)	302.20	2/13/2030	6/7/2021	—	—	14,242(5)	7,151,478
	2/26/2019	14,696	14,697(3)	262.98	2/26/2029	2/13/2020	5,759(4)	2,891,824	—	—
	2/13/2018	24,310	8,104(3)	226.64	2/13/2028	2/13/2020	—	—	14,891(5)	7,477,367
	2/8/2017	39,205	—	160.31	2/8/2027	2/26/2019	2,741(4)	1,376,366	—	—
	2/9/2016	56,921	—	111.16	2/9/2026	2/13/2018	1,612(4)	809,450	—	—
	2/10/2015	11,643	—	108.97	2/10/2025	—	—	—	—	—
Brian R. Thompson	6/7/2021	—	9,939(3)	400.25	6/7/2031	6/7/2021	2,209(3)	1,109,227	—	—
	2/22/2021	—	18,745(3)	327.64	2/22/2031	6/7/2021	—	—	6,559(5)	3,293,536
	2/13/2020	5,936	17,811(3)	302.20	2/13/2030	2/22/2021	4,061(3)	2,039,191	—	—
	8/12/2019	6,504	6,504(3)	243.20	8/12/2029	2/13/2020	3,199(3)	1,606,346	—	—
	2/26/2019	10,688	10,689(3)	262.98	2/26/2029	2/13/2020	—	—	8,273(5)	4,154,204
	2/13/2018	13,260	4,421(3)	226.64	2/13/2028	8/12/2019	1,069(3)	536,788	—	—
	2/8/2017	6,535	—	160.31	2/8/2027	2/26/2019	1,993(3)	1,000,765	—	—
	—	—	—	—	—	2/13/2018	880(3)	441,883	—	—
Marianne D. Short	6/7/2021	—	12,779(3)	400.25	6/7/2031	6/7/2021	2,717(4)	1,364,314	—	—
	2/13/2020	10,686	32,058(3)	302.20	2/13/2030	6/7/2021	—	—	5,622(5)	2,823,031
	2/26/2019	12,024	12,025(3)	262.98	2/26/2029	2/13/2020	5,759(4)	2,891,824	—	—
	2/13/2018	17,680	5,894(3)	226.64	2/13/2028	2/26/2019	2,242(4)	1,125,798	—	—
	2/8/2017	31,539	—	160.31	2/8/2027	2/13/2018	1,173(4)	589,010	—	—
David S. Wichmann	2/13/2020	—	45,594(3)	302.20	3/31/2026	2/13/2020	8,190(4)	4,112,527	—	—
	2/26/2019	—	34,203(3)	262.98	3/31/2026	2/13/2020	—	—	21,179(5)	10,634,823
	2/13/2018	—	16,355(3)	226.64	3/31/2026	2/26/2019	6,377(4)	3,202,147	—	—
	—	—	—	—	—	2/13/2018	3,253(4)	1,633,461	—	—
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(1)
The expiration date shown is the latest date that stock options may be exercised. Stock options may terminate earlier in certain circumstances, such as in connection with the named executive officer’s termination of employment.

(2)
Based on the per share closing market price of our common stock on December 31, 2021 of $502.14.

(3)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date.

(4)
Vest 25% annually over a four-year period beginning on the first anniversary of the grant date, other than for retirement eligible executive officers. A portion of a retirement eligible executive officer’s award that otherwise would have vested on the next specified vesting date is cancelled to pay applicable FICA taxes owed by the executive officer. The cancellation occurs in the year of grant if the executive officer is retirement eligible during that year or in the first year the executive officer becomes retirement eligible. The remainder of the award vests proportionally over the remaining vesting period. Mr. McMahon and Ms. Short are retirement eligible while Mr. Wichmann’s equity grants are eligible for retirement treatment.

(5)
Vest 100% at the end of the three-year performance period. The number of performance shares the executive officer will receive is dependent upon the achievement of a cumulative EPS measure and an average ROE measure approved by the Compensation and Human Resources Committee. The number of performance shares reported above for grants made in 2021 and 2020 is at the target number established by the Compensation and Human Resources Committee because we currently believe that is the probable outcome based on the Company’s performance through December 31, 2021.

(6)
Vest 20% annually over a five-year period beginning on the first anniversary of the grant date.

2021 Option Exercises and Stock Vested
The following table presents information regarding the exercise of stock options during fiscal year 2021 by our named executive officers and vesting of performance shares and RSUs held by our named executive officers for fiscal year 2021.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew Witty	—	—	48,418	22,442,929
John F. Rex	52,972	18,760,034	24,968	11,295,940
Dirk C. McMahon	—	—	20,769	9,315,737
Brian R. Thompson	—	—	14,871	6,694,048
Marianne D. Short	39,213	9,422,492	16,611	7,464,946
David S. Wichmann	458,832	110,411,515(2)	45,520	20,719,074

(1)
Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our common stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the stock options.

(2)
For Mr. Wichmann, the amount reflects option awards granted over an eight-year period from 2013-2020.

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2021 Non-Qualified Deferred Compensation
The following table presents information as of the end of 2021 regarding the non-qualified deferred compensation arrangements for our named executive officers for fiscal year 2021.
Name (a)	Executive Contributions in Last FY ($)(1)(2) (b)	Registrant Contributions in Last FY ($)(1)(3) (c)	Aggregate Earnings in Last FY ($)(4) (d)	Aggregate Withdrawals/ Distributions ($)(5) (e)	Aggregate Balance at Last FYE ($)(6) (f)
Andrew Witty	—	—	—	—	—
John F. Rex	—	—	491,483	—	2,677,037
Dirk C. McMahon	150,000	—	331,681	—	2,421,380
Brian R. Thompson	—	—	177,671	—	1,357,756
Marianne D. Short	—	—	180,017	—	2,421,859
David S. Wichmann	233,585	—	3,926,597	—	17,674,674

(1)
All amounts in these columns have been reported as compensation in the 2021 Summary Compensation Table.

(2)
Named executive officers are eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the plan, employees may defer up to 80% of their eligible annual base salary (100% prior to January 1, 2007) and up to 100% of their annual cash incentive awards. Amounts deferred, including Company credits, are credited to a bookkeeping account maintained for each participant, and are distributable pursuant to an election made by the participant as to time and form of payment that is made prior to the time of deferral. The Company maintains a Rabbi Trust for the plan. The Company’s practice is to set aside amounts in the Rabbi Trust to be used to pay for all benefits under the plan, but the Company is under no obligation to do so except in the event of a change in control.

(3)
For amounts deferred prior to 2020, for the first 6% of the employee’s base salary and annual incentive award deferrals under our Executive Savings Plan, the Company provided a matching credit of up to 50% of amounts deferred at the time of each deferral. Company matching credits were discontinued in 2019.

(4)
Amounts deferred are credited with earnings from measuring investments selected by the employee from a predetermined collection of unaffiliated mutual funds identified by the Company. The Executive Savings Plan does not credit above market earnings or preferential earnings to amounts deferred. Employees may change their selection of measuring investments on a daily basis.

(5)
Under our Executive Savings Plan, unless an employee in the plan elects to receive distributions during the term of his or her employment with the Company, benefits will be paid no earlier than at the beginning of the year following the employee’s termination. However, upon a showing of severe financial hardship, an employee may be allowed to access funds in his or her deferred compensation account earlier. Benefits can be received either as a lump sum payment, in five or ten annual installments, in pre-selected amounts and on pre-selected dates or a combination thereof. An employee may change his or her election with respect to the timing and form of distribution for such deferrals under certain conditions. However, for deferrals relating to services performed on or after January 1, 2004, employees may not accelerate the timing of the distributions.

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(6)
This column includes the amounts shown in column (b) as well as the following amounts reported in the summary compensation table for prior years:

Name	Amount Previously Reported
Andrew Witty	—
John F. Rex	1,100,203
Dirk C. McMahon	420,000
Brian R. Thompson	—
Marianne D. Short	1,670,620
David S. Wichmann	4,783,867
Executive Employment Agreements
We have entered into an employment agreement with each of the named executive officers. The table below and the narrative that follows summarize the material terms of their respective employment agreements.
Summary of Compensation Components
Compensation Component	Andrew Witty	John F. Rex	Dirk C. McMahon	Brian R. Thompson	Marianne D. Short
Base salary(1)	✓	✓	✓	✓	✓
Participation in incentive compensation plans(1)	✓	✓	✓	✓	✓
Stock-based awards(1)	✓	✓	✓	✓	✓
$2 million term life insurance policy(2)	✓	✓	✓	✓	✓
Long-term disability policy(2)(3)	✓	✓	✓	✓	✓
Generally available employee benefit programs	✓	✓	✓	✓	✓

(1)
Any adjustments to base salary, actual bonuses payable and stock-based awards are at the discretion of the Compensation and Human Resources Committee.

(2)
Benefit provided at the Company’s expense.

(3)
Annual benefit covers 60% of eligible base salary in the event of a qualifying long-term disability, subject to the terms of the policy.

Termination Provisions
Each employment agreement and each executive officer’s employment may be terminated (a) by mutual agreement, (b) by the Company with or without Cause, (c) by the executive officer, and (d) upon the executive officer’s death or disability that renders him or her incapable of performing the essential functions of his or her job, with or without reasonable accommodation. Each executive officer may also terminate his or her employment agreement and employment at any time for Good Reason. If the executive officer’s employment is terminated by the Company without Cause or by the executive officer for Good Reason, the Company will provide the executive officer with outplacement services consistent with those provided to similarly situated executives and pay the executive officer severance compensation equal to the sum of (a) 200% of his or her annualized base salary as of his or her termination date, (b) 200% of the average of his or her last two calendar year bonuses, or if termination occurs within two years from the start of employment with the Company, 200% of his or her target incentive, excluding any equity awards and any special or one-time bonus or incentive compensation payments, and (c) $12,000 to offset the costs of benefit continuation coverage. The severance compensation will be payable over a 24-month period. In addition, if the Company terminates Mr. Rex’s employment
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without Cause, or if Mr. Rex terminates employment for Good Reason, Mr. Rex has the option to remain employed in an advisory capacity for one year (at his then-current annual base salary and target bonus) following notification of termination.
Material Definitions
As defined in each executive officer’s employment agreement, “Cause” means (a) material failure to follow the Company’s reasonable direction, or to perform any duties reasonably required on material matters; (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct; (c) conviction of any felony, commission of any criminal, fraudulent or dishonest act, or any conduct that is materially detrimental to the Company’s interests, or (d) material breach of the employment agreement. The Company must provide the executive office with written notice of Cause within 120 days of discovery, and the executive will have 60 days to remedy the conduct, if the conduct is reasonably capable of being remedied.
As defined in each executive officer’s employment agreement, “Good Reason” exists if the Company (a) reduces the executive officer’s base salary or long- or short-term target bonus percentage other than in connection with a general reduction affecting a group of similarly situated employees, (b) moves the executive officer’s primary work location more than 50 miles, or (c) makes changes that substantially diminish the executive officer’s duties or responsibilities. For Messrs. Witty, Rex and McMahon and Ms. Short, “Good Reason” also exists if the Company changes the executive officer’s reporting relationship. For Mr. Rex, “Good Reason” also exists if the Company makes changes resulting in Mr. Rex no longer serving as both Chief Financial Officer of the Company and as a member of the Office of the Chief Executive Officer. The executive officer must provide the Company with written notice of the circumstances constituting Good Reason within 120 days of discovery, and the Company will have 60 days to remedy the circumstances, if they are reasonably capable of being remedied.
Non-Solicitation, Non-Competition and Confidentiality Provisions
Each executive officer is subject to provisions prohibiting his or her solicitation of the Company’s employees and customers or competing with the Company during the term of the employment agreement and for two years following termination of employment for any reason. In addition, each executive officer is prohibited at all times from disclosing Company confidential information.
Please see the 2021 Summary Compensation Table for a description of Mr. Wichmann’s employment agreement.
Potential Payments Upon Termination or Change in Control
The following table describes the potential payments to named executive officers upon termination of employment or a change in control of the Company as of December 31, 2021, except for Mr. Wichmann because he was not employed by the Company as of December 31, 2021. Please see the Summary Compensation Table for a description of the payments to which Mr. Wichmann was entitled pursuant to the terms of his employment agreement. Amounts are calculated based on the benefits available to the named executive officers under existing plans and arrangements, including each of their employment agreements described under “Executive Employment Agreements” and “2021 Summary Compensation Table.”
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Name	For Good Reason or Not For Cause ($)	Death ($)	Disability ($)	Retirement ($)	Change In Control ($)
Andrew Witty
Cash Payments	7,232,000	—	—	—	—
Annual Cash Incentive(1)	—	6,000,000	6,000,000	6,000,000	—
Insurance Benefits	—	2,000,000	900,000	—	—
Continued Equity Vesting(2)	56,897,821	58,878,493	58,878,493	—	67,853,241
Total(3)	64,129,821	66,878,493	65,778,493	6,000,000	67,853,241
John F. Rex
Cash Payments	7,412,000	—	—	—	—
Annual Cash Incentive(1)	—	4,800,000	4,800,000	4,800,000	—
Insurance Benefits	—	2,000,000	720,000	—	—
Continued Equity Vesting(2)	35,585,400	37,191,647	37,191,647	—	44,451,085
Total(3)	42,997,400	43,991,647	42,711,647	4,800,000	44,451,085
Dirk C. McMahon
Cash Payments	7,412,000	—	—	—	—
Annual Cash Incentive(1)	—	4,800,000	4,800,000	4,800,000	—
Insurance Benefits	—	2,000,000	720,000	—	—
Continued Equity Vesting(2)	43,202,976	35,943,538	35,943,538	43,202,976	43,202,976
Total(3)	50,614,976	42,743,538	41,463,538	48,002,976	43,202,976
Brian R. Thompson
Cash Payments	4,612,000	—	—	—	—
Annual Cash Incentive(1)	—	4,000,000	4,000,000	4,000,000	—
Insurance Benefits	—	2,000,000	600,000	—	—
Continued Equity Vesting(2)	22,046,864	23,905,515	23,905,515	—	27,485,271
Total(3)	26,658,864	29,905,515	28,505,515	4,000,000	27,485,271
Marianne D. Short
Cash Payments	4,812,000	—	—	—	—
Annual Cash Incentive(1)	—	2,430,000	2,430,000	2,430,000	—
Insurance Benefits	—	2,000,000	540,000	—	—
Continued Equity Vesting(2)	21,005,403	19,123,382	19,123,382	21,005,403	21,005,403
Total(3)	25,817,403	23,553,382	22,093,382	23,435,403	21,005,403

(1)
Represents the maximum amount the Compensation and Human Resources Committee may in its discretion determine, but is not required, to pay the executive officer (or the executive officer’s estate, if applicable) based upon a prorated portion of the award the executive officer would have received but for his death, disability or retirement, calculated at the achievement of the maximum performance target, as more fully described in footnote 2 to the 2021 Grants of Plan-Based Awards table. For the purposes of this table, the potential amounts have not been prorated because the table assumes a death, disability or retirement as of December 31, 2021.

(2)
Represents the (i) unvested RSUs multiplied by the closing stock price on December 31, 2021 ($502.14), (ii) intrinsic value of the unvested stock options, which is calculated based on the difference between the closing price of our stock on December 31, 2021 ($502.14) and the exercise or grant price of the unvested stock options as of that date, and (iii) the number of performance shares earned if target performance is achieved multiplied by the closing stock price on December 31, 2021 ($502.14). If maximum performance is achieved for the performance shares, the amounts for Continued Equity Vesting would be (a) for “For Good Reason or Not for Cause,” $74,805,137 for Mr. Witty; $50,214,245 for Mr. Rex; $57,831,821 for Mr. McMahon; $29,494,605 for Mr. Thompson; and $23,828,434 for Ms. Short; (b) for “Death” and “Disability,” $67,811,061 for Mr. Witty; $44,561,054 for Mr. Rex; $43,312,945 for

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Mr. McMahon; $27,773,499 for Mr. Thompson; and $20,064,392 for Ms. Short; (c) for “Retirement,” $57,831,821 for Mr. McMahon; and $23,828,434 for Ms. Short; and (d) for “Change in Control,” $85,760,557 for Mr. Witty; $59,079,930 for Mr. Rex; $57,831,821 for Mr. McMahon; $34,933,012 for Mr. Thompson; and $23,828,434 for Ms. Short.
For “For Good Reason or Not for Cause,” the amount includes the value of unvested equity awards held by the named executive officer that will not immediately vest upon termination but will continue to vest through any applicable severance period. For “Retirement,” the amount includes the value of certain unvested equity awards granted in 2018, 2019, 2020 and 2021 that will continue to vest and be exercisable for a period of five years (but not after the award’s expiration date). The value of the awards that will not immediately vest is based on their intrinsic values on December 31, 2021. However, because these awards would continue to vest after termination of employment or retirement, the actual value the named executive officer would receive is not determinable. At December 31, 2021, Mr. McMahon and Ms. Short had met the retirement eligibility provisions. For additional information regarding termination provisions applicable to equity awards granted under our 2020 Stock Incentive Plan, see footnote 3 to the 2021 Grants of Plan Based Awards table.
(3)
Does not include the value of benefits, plans or arrangements that would be paid or available following termination of employment that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees or accrued balances under any non-qualified deferred compensation plan that is described above.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.
For purposes of reporting annual total compensation and the ratio of annual total compensation of our CEO to our median employee, both the CEO and median employee’s annual total compensation were calculated consistent with the Summary Compensation Table executive compensation disclosure requirements, plus the value of employer-paid health insurance contributions. Our median employee compensation was $61,379 and our CEO’s compensation was $18,448,785. Accordingly, our CEO to median employee pay ratio is 301:1. We made significant investments in our employee population in 2021 and as a result we saw a meaningful (~10%) increase in the compensation of our median employee.
Our enterprise-wide Company compensation philosophy is designed to attract and retain high-quality talent and provide market-competitive total compensation opportunities that support our pay-for-performance culture. Actual pay practices vary for employees by level and geographic location based on competitive market factors. The most significant difference in the pay practices for our CEO versus our median employee is the use of variable/at-risk compensation.
We consistently applied total cash compensation as the measure to determine the median employee in our global employee population as of October 1, 2021. That workforce population consisted of 333,499 global full-time, part-time, temporary and seasonal employees employed on that date. 113,443 of those employees were located outside the United States and we then applied the de minimis exemption to exclude 15,384 employees in Chile (4.6% of our global employee population).
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We have a broad and diverse workforce with approximately 59% of the people represented in three key talent pillars (38% clinicians, 12% customer-facing employees and 9% information and computer technologists). Our median employee (one of our customer-facing employees) is a non-exempt, full-time employee who works within our operations function as a customer service representative lead in the United States.
A summary of our workforce population is provided in the charts below:
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PROPOSAL 2: Advisory Approval of the Company’s Executive Compensation
The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. As required by Section 14A of the Exchange Act, we are seeking shareholders’ views on our executive compensation philosophy and practices through an advisory vote on the following resolution at the Annual Meeting:
“Resolved, the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.”
The Compensation Discussion and Analysis, compensation tables and related narrative disclosures appear on pages 32-61 of this proxy statement.
As discussed in the Compensation Discussion and Analysis, the Board of Directors believes our executive compensation program attracts and retains highly qualified executives while linking executive compensation directly to Company-wide performance and long-term shareholder interests. In deciding how to vote on this proposal, the Board of Directors asks you to consider the key points with regard to our executive compensation program included in the Compensation Discussion and Analysis and in the “Executive Summary” section on pages 29-31 of this proxy statement.
Following our 2021 say on pay vote, we sought feedback from shareholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program. We were pleased to hear strong shareholder support of the overall design of our executive compensation program as well as the Company’s overall pay-for-performance. Shareholders overwhelmingly did not indicate a desire for broad changes to our program design. For more information on our engagement program and changes made to respond to the 2021 Say on Pay vote, please see pages 33-34 under the heading “Our 2021 Say on Pay Vote; Shareholder Engagement.”
This advisory proposal, commonly referred to as a “Say on Pay” proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board and the Compensation and Human Resources Committee will review and consider them when evaluating our executive compensation program.
In addition to our annual advisory vote to approve the Company’s executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year where appropriate through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

The Board of Directors recommends you vote FOR approval of the compensation of the named executive officers, as disclosed in this proxy statement. Executed proxies will be voted FOR approval of the compensation of the named executive officers unless you specify otherwise.

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Audit

Audit and Finance Committee Report
The Audit and Finance Committee (the “Committee”) of our Board of Directors is comprised of three non-employee directors, all of whom are audit committee financial experts, as defined by the SEC. The Board of Directors has determined all of the members of the Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Standards for Director Independence. The Committee operates under a written charter adopted by the Board of Directors accessible in the corporate governance section of our website at www.unitedhealthgroup.com/About/CorporateGovernance.aspx.
The Committee has responsibility for selecting and evaluating the independent registered public accounting firm, which reports directly to the Committee, overseeing the performance of the Company’s internal audit function, and assisting the Board of Directors in its oversight of enterprise risk management, privacy, cyber security, data protection, ethics and compliance. Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company’s internal auditors, for assessing the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP (“Deloitte”) has served as the Company’s independent registered public accounting firm since 2002.
The Committee engages with the Company’s independent registered public accounting firm and the internal auditors regarding the overall scope and plans for their respective audits. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles (“GAAP”) in the United States of America, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and to oversee management’s processes to identify and quantify material risks facing the Company, including risks disclosed in the Company’s Annual Report on Form 10-K. The Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting and reporting.
The Committee has adopted a Policy for Approval of Independent Auditor Services (the “Policy”) outlining the scope of services the independent registered public accounting firm may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by the independent registered public accounting firm under any circumstances. Pursuant to these guidelines, the Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved.
Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Committee has reviewed and discussed with management and Deloitte in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2021, 2020 and 2019, management’s annual report on the Company’s internal control over financial reporting and Deloitte’s attestation. The Committee discussed with management and Deloitte the process used to support certifications by the Company’s CEO and CFO as required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the
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Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.
The Committee discussed with Deloitte matters required to be discussed by the applicable Public Company Accounting Oversight Board standards and Rule 2-07 of Regulation S-X. Deloitte provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence, and the Committee discussed with Deloitte the accounting firm’s independence. In considering the independence of Deloitte, the Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of Deloitte. In connection with its selection of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2022, the Committee conducted a performance evaluation of Deloitte’s services.
Based upon the Committee’s review of the financial statements, its independent discussions with management and Deloitte, and its review of the representation of management and the report of the independent registered public accounting firm, and subject to the limitations of its role, the Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2021, 2020 and 2019 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
Members of the Audit and Finance Committee
F. William McNabb III, Chair
Michele J. Hooper
Paul R. Garcia
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Disclosure of Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte”). The Audit and Finance Committee pre-approved the audit and non-audit services provided in the years ended December 31, 2021 and 2020, by Deloitte, as reflected in the table below.
Fee Category	2021 ($)	2020 ($)
Audit Fees(1)	17,767,000	16,992,000
Audit-Related Fees(2)	7,897,000	8,324,000
Total Audit and Audit-Related Fees	25,664,000	25,316,000
Tax Fees(3)	1,002,000	1,536,000
All Other Fees(4)	—	163,000
Total	26,666,000	27,015,000

(1)
Audit fees for 2021 and 2020 include the audit of our consolidated financial statements and internal control over financial reporting, quarterly reviews, other statutory and legal entity audits, and consultations on technical matters.

(2)
Audit Related Fees for 2021 and 2020 include service organization controls (SOC) reports, benefit plan audits, assurance services for one of our subsidiaries, and certain AICPA agreed upon procedures. Audit Related Fees for 2020 also included due diligence services.

(3)
Tax Fees include tax compliance, planning and support services. In 2021 and 2020, approximately $166,000 and $528,000, respectively, of Tax Fees were related to international tax services, approximately $598,000 and $719,000, respectively, of Tax Fees were for tax operating model design services and audit support and approximately $238,000 and $289,000, respectively, of Tax Fees were related to tax compliance (review and preparation of corporate tax returns, review of the tax treatment for certain expenses and claims for refunds).

(4)
All Other Fees include consulting fees.

Audit and Finance Committee’s Consideration of Independence of Independent Registered Public Accounting Firm
The Audit and Finance Committee has reviewed the nature of non-audit services provided by Deloitte and has concluded these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.
Audit and Non-Audit Services Approval Policy
The Audit and Finance Committee has adopted a Policy for Approval of Independent Auditor Services outlining the scope of services Deloitte may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services which may not be performed by Deloitte under any circumstances. Pursuant to these guidelines, the Audit and Finance Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit and Finance Committee has delegated authority to the Chair of the Audit and Finance Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit and Finance Committee meetings, provided such pre-approvals are presented to the Audit and Finance Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Policy. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit and Finance Committee, and the Policy is evaluated and updated periodically by the Audit and Finance Committee.
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PROPOSAL 3: Ratification of Independent Registered Public Accounting Firm
The Audit and Finance Committee is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Finance Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Deloitte has been retained as our independent registered public accounting firm since 2002. The Audit and Finance Committee is responsible for approving audit fees associated with the retention of Deloitte. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be a rotation of our independent registered public accounting firm. Further, as part of the Audit and Finance Committee’s assessment of Deloitte and in conjunction with the mandated rotation of the audit firm’s lead engagement partner, in October 2020, the Audit and Finance Committee interviewed candidates to become Deloitte’s new lead engagement partner and following those interviews, selected the individual who became the new lead engagement partner beginning in 2022.
Based on its most recent evaluation of Deloitte, the members of the Audit and Finance Committee believe the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Among the factors considered by the Audit and Finance Committee in reaching this recommendation were the following: the quality and efficiency of Deloitte’s historical and recent audit plans and performance; Deloitte’s capabilities and expertise in handling the breadth and complexity of the Company’s U.S. and global operations; external data on audit quality and performance, including recent PCAOB reports on Deloitte; the appropriateness of Deloitte’s fees for audit and non-audit services; Deloitte’s independence and objectivity; and the quality and candor of Deloitte’s communications with management and the Audit and Finance Committee.
The Board of Directors has proposed that shareholders ratify the appointment of Deloitte at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte, the Audit and Finance Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. The Audit and Finance Committee evaluates, at least every three years, whether to rotate our independent registered public accounting firm.
Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022. Executed proxies will be voted FOR ratification of this appointment unless you specify otherwise.

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Annual Meeting

PROPOSAL 4: Shareholder Proposal Seeking Shareholder Ratification of Termination Pay
We have been informed John Chevedden intends to introduce the proposal set forth below at the Annual Meeting. In accordance with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to shareholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board of Directors has recommended a vote against this proposal for the reasons set forth following the proposal.
Proposal 4 — Shareholder Ratification of Termination Pay
Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.
“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.
“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can be good but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.
For instance at one company if the CEO is terminated without cause, whether or not his termination follows a change in control, he will receive $39 million in termination payments, nearly 7-times his base salary plus short-term bonus.
It is in the best interest of UnitedHealth shareholders to be protected from such lavish management termination packages for one person.
It is important to have this policy in place so that UnitedHealth management stays focused on improving company performance as opposed to seeking a business combination to mostly to trigger a management golden parachute windfall.
This proposal is more important at UnitedHealth because of the tendency to overpay management or provide the wrong management pay incentives. UNH management pay was rejected by 27% of shares in 2021 when a 5% rejection is the norm. And Ms. Gail Wilensky on the management pay committee was rejected by up to 35-times the number of negative votes compared to other UNH directors.
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This proposal topic won 58% support at the 2021 FedEx annual meeting.
A 2015 General Electric shareholder proposal similar to the FedEx proposal won 40% GE shareholder support with 2.2 billion votes in favor. This may have represented 51% support from the GE shares that had access to independent proxy voting advice and are not forced to rely on the biased recommendations of management especially on issues of management pay.
Please vote yes:
Shareholder Ratification of Termination Pay — Proposal 4
Board of Directors’ Recommendation
The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:
We have carefully considered this proposal and have concluded it is unnecessary and not in the best interests of the Company and its shareholders.
The Company’s termination policy and payment are appropriate.
The proposal is unnecessary. The total estimated value of the cash severance benefits provided in employment agreements with our executive officers is well below the 2.99x cap the proposal seeks.
The Company offers executives accelerated vesting of equity awards only in very limited situations which are consistent with market practices.
The benefits covered by the shareholder proposal include not only cash payments but also the value of outstanding equity awards that accelerate upon a termination event. We do not offer accelerated vesting of equity awards when termination is without cause or for good reason. We provide accelerated vesting of equity awards in the limited situations of death, disability, or, in the event of a change of control of the Company, when an executive’s termination is without cause or for good reason (i.e., double-trigger). These limited acceleration provisions were approved by our shareholders and are considered to be appropriate and consistent with market practices. These provisions do not penalize executives or their families in the rare and unfortunate event of their disability or death. In the event of a change of control of the Company, these provisions are designed to incent our executive officers to remain with the Company and maximize value for our shareholders.
The proposal would restrict our ability to structure executive compensation effectively.
Shareholder interests are best protected by providing flexibility to the Compensation and Human Resources Committee to assess the needs of the Company, the competition for talent and other relevant factors in making decisions regarding benefits for executives — all within a clearly defined set of principles. The Compensation and Human Resources Committee is composed entirely of independent directors and is advised regularly by an independent compensation consultant. Our Board believes the Company’s current executive compensation policies and practices align the interests of our executives with those of our shareholders and provide appropriate limits on post-termination compensation.
The proposal prevents the Company from using long-term equity awards which are effective in maximizing long-term shareholder value.
Since the proposal would include the value of outstanding equity awards in the severance multiple, the Board believes the proposal would effectively prevent the Company from using long-term equity in its compensation plans. This would directly conflict with the objective of aligning shareholder and executive interests.
Equity awards are a fundamental component of executive compensation programs. Total target compensation granted in 2021 to our named executive officers was weighted towards long-term equity compensation, which represents
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approximately 75% of total target compensation for our named executive officers in the aggregate. By encouraging stock ownership and rewarding long-term growth, our compensation program focuses management on shareholder value creation. Performance-based awards provide incentives to put forth maximum efforts for the Company’s success. Our executive compensation program has served our stakeholders well, as shown by sustained performance over time, including total shareholder return of 947% from 2012 through 2021.
The proposal could put us at a competitive disadvantage in attracting and retaining highly qualified executives.
Calling a special meeting of shareholders to obtain approval of a severance arrangement would be expensive, time-consuming and could place the Company at a competitive disadvantage in recruiting qualified candidates.
Our shareholders are able to effectively express their views on our executive compensation through our annual say on pay advisory vote and NYSE’s requirement to seek shareholder approval of equity compensation plans. The proposal’s request for a shareholder vote on a specific component of the Company’s executive compensation program is duplicative of these opportunities and goes beyond what is already required by SEC and NYSE rules. As a result, this proposal is unnecessary.
For these reasons, the Board of Directors recommends you vote AGAINST the proposal. Executed proxies will be voted AGAINST this proposal unless you specify otherwise.
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PROPOSAL 5: Shareholder Proposal Regarding Political Contributions Congruency Report
We have been informed the Educational Foundation of America intends to introduce the proposal set forth below at the Annual Meeting. In accordance with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to shareholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board of Directors has recommended a vote against this proposal for the reasons set forth following the proposal.
Proposal 5 — Political Contributions Misalignment
Whereas:
It is the policy of UnitedHealth Group (“UHG”) to make political contributions “to advance policy solutions that focus on achieving universal coverage, improving health care affordability, enhancing the health care experience, and achieving better health outcomes.” However, UHG’s political expenditures appear to be misaligned with the company’s values.
•
After the January 6, 2021 attack on the Capitol, UHG said it would pause political donations to federal candidates “to ensure they continue to align with our company’s values.” Yet UHG made political donations of nearly $300,000 in January-June 2021.

•
In the last three election cycles, UHG contributed over $200,000 to a 527 organization leading efforts to strike down the Affordable Care Act, which made prescription drugs more affordable.

•
Although UHG offers insurance coverage for abortion to its clients, based on publicly available records, the proponents estimate that in the 2016-20 election cycles, the company and its employee PAC have donated at least $8.5 million to politicians and political organizations working to weaken women’s access to abortion. This includes $120,000 in the 2020 election cycle to the sponsors of Texas SB 8-which creates potential liability for organizations that insure in-state abortions after approximately six weeks of pregnancy -and more than $230,000 to the sponsors of restrictive abortion bills in 14 other states.

•
UHG has stated “Reducing carbon emissions has been a long-standing priority for our company.” Yet it is a member of the U.S. Chamber of Commerce, which has consistently lobbied to roll back climate regulations and promote regulatory frameworks that would slow the transition towards a lower-carbon economy. Additionally, a Bloomberg analysis found that between the 2018 midterms and October 2020, for every dollar UHG contributed to climate-friendly members of Congress, it donated $1.67 to members characterized as “ardent obstructionists” of proactive climate policy.

Proponents believe that UHG should establish policies and reporting systems that minimize risk to the firm’s reputation and brand by addressing possible missteps in corporate electioneering and political spending that contrast with its stated healthcare and environmental objectives.
Resolved:
Shareholders request that UHG publish an annual report, at reasonable expense, analyzing the congruency of political, lobbying, and electioneering expenditures during the preceding year against publicly stated company values and policies, listing and explaining any instances of incongruent expenditures, and stating whether the identified incongruencies have led to a change in future expenditures or contributions.
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Supporting Statement:
Proponents recommend that such report also contain management’s analysis of risks to our company’s brand, reputation, or shareholder value of expenditures in conflict with publicly stated company values. “Expenditures for electioneering communications” means spending, from the corporate treasury and from the PACs, directly or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate. This proposal aligns with the standards and procedures set forth in the Center for Political Accountability’s Model Code of Conduct.
Board of Directors’ Recommendation
The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:
We have carefully considered this proposal and have concluded it is unnecessary and not in the best interests of the Company and its shareholders.
The proposal requires the Company to publish a report annually in perpetuity regardless of value or cost.
The proposal requires the Company to publish a report annually in perpetuity without regard to utility. The proponent asks the Company to report every expenditure — as little as one dollar — they are able to determine is incongruent with a broad mission statement, regardless of value or cost. As further described below, the proposed report does not add additional value because the Company’s engagement in the political process and its existing political contribution reports do align with our values and mission.
The Company does not believe it should commit to any action in perpetuity regardless of value or cost. If the Company is required to publish more and more granular reports on dozens of subjects, we would have to divert significant energies from our core operations in support of our health-driven mission. This would make it difficult for the Company to operate effectively for our those we serve, including shareholders.
Our engagement in the political process aligns with our mission.
The Company engages in the political process to further its mission — we seek to help people live healthier lives and help make the health system work better for everyone. We believe it is important to engage meaningfully in a bipartisan manner with Federal and State policy-makers to advance the interests of the Company, shareholders, customers, and all of our stakeholders across the health care system.
The Company has articulated at length its public policy positions, which are the basis for its political expenditures. Our comprehensive, actionable and timely policy solutions to achieve our mission — focused on expanding access to care, improving health care affordability, enhancing the health care experience and driving better health outcomes — are publicly articulated in The Path Forward, our Sustainability Report, and other documents accessible on our website.
Participation in the political process comes with the understanding we do not agree with all positions of all recipients on all issues. We believe, however, these recipients are positioned to meaningfully address issues of importance to the Company, our shareholders and those we serve. As we contemplate each political contribution, we consider several factors, primarily candidates’ positions, votes and actions on priority health care topics and related issues impacting our business and customers.
The Company provides extensive public disclosure on its advocacy and political contributions.
We are committed to transparency as we engage in public advocacy activities in furtherance of our mission. Our lobbying activities are subject to extensive governmental regulation and public disclosure requirements, which require the Company to file regular, publicly-available and detailed reports with the U.S. Senate and House of Representatives
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disclosing advocacy activities undertaken on our behalf. Our advocacy disclosure reports filed with the U.S. Congress are available at http://disclosures.house.gov/ld/ldsearch.
We also make a Political Contributions Report publicly available with further detail on our political contributions and related activities. This report details contributions made to political candidates, parties and committees, including recipient names and amounts given and includes a link to our lobbying disclosure reports filed with the U.S. Congress. An archive of our political contribution reports — covering political expenditures for the last nine years — is available on the Company’s website.
UnitedHealth Group’s bipartisan Political Action Committee is funded entirely by voluntary contributions from eligible employees and has a long history of balanced political giving, prioritizing candidates that represent communities we serve, serve in leadership positions and demonstrate support for policies of importance to the Company which help us achieve our mission. Contributions are made on a non-partisan basis, are not made to candidates running for U.S. president, and are never made on the basis of the personal political preferences of Company directors, officers or employees.
UnitedHealth Group is recognized as a “Trendsetter” in the 2021 Center for Political Accountability-Zicklin Index of Political Accountability.
The Company’s governance policies provide for effective oversight of its political activities.
The Board fully supports accountability, appropriate transparency, and disclosure of the Company’s political contributions and advocacy activities and expenditures. The Company’s political engagement and public policy activities are led by our External Affairs function with active engagement throughout and across our businesses. Our Board’s Governance Committee, which oversees our overall strategy on environmental, social and governance (ESG) policies and practices, has oversight of our advocacy and lobbying processes and activities, including key trade association and coalition memberships, as well as reviewing the political contributions made by the Company and its political action committee.
The Board of Directors believes our existing political spending and advocacy policies, governance oversight and disclosure in their current format are consistent with best practice.
For these reasons, the Board of Directors recommends you vote AGAINST the proposal. Executed proxies will be voted AGAINST this proposal unless you specify otherwise.
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Questions and Answers About the Annual Meeting and Voting
1.
When and where is our Annual Meeting?

We will be holding our Annual Meeting virtually on Monday, June 6, 2022, at 11:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/UNH2022.
We have determined that the 2022 Annual Meeting will be held in virtual format only. At our Annual Meeting, shareholders will be able to participate in, vote and submit questions via the internet. Whether or not you plan to participate in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.unitedhealthgroup.com/proxymaterials.
An archived copy of the Annual Meeting will be available on the “Investors” page of our website at www.unitedhealthgroup.com/investors for 14 days following the Annual Meeting.
2.
What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:
•
election of eight directors named in this proxy statement;

•
an advisory vote to approve our executive compensation (a “Say on Pay” vote);

•
ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•
if properly presented, two shareholder proposals.

In addition to the business of the Annual Meeting, management of the Company will also give a business update. Management, chairs of each standing Board committee and representatives of Deloitte will be available to respond to appropriate questions from shareholders.
3.
What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Rupert M. Bondy and Kuai H. Leong to serve as proxies for the 2022 Annual Meeting. The Board of Directors will use the proxies at the 2022 Annual Meeting of Shareholders. The proxies also may be voted at any adjournments or postponements of the meeting.
4.
What is a proxy statement?

The Company’s Board of Directors is soliciting proxies for use at the 2022 Annual Meeting of Shareholders. A proxy statement is a document we give you when we are soliciting your vote pursuant to SEC regulations.
5.
What is the difference between a shareholder of record and a shareholder who holds stock in street name?

Shareholders of Record.   If your shares are registered in your name with our transfer agent, EQ Shareowner Services, you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials (“Notice”) or the proxy materials were sent directly to you by Broadridge Financial Solutions. A list of shareholders entitled to vote at the Annual Meeting will be available for viewing during the Annual Meeting by those who log in at www.virtualshareholdermeeting.com/UNH2022 and enter the control number provided on your proxy card, voting instruction form or Notice.
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Street Name Holders.   If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account or you may vote your shares electronically by participating in the Annual Meeting.
6.
How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares issued and outstanding and entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the Annual Meeting. Your shares are counted as present if you participate in the virtual Annual Meeting and vote electronically, or if you vote your proxy before the Annual Meeting over the internet or by telephone or by mail. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.
7.
How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and Annual Report for the year ended December 31, 2021 at www.unitedhealthgroup.com/proxymaterials. We will also provide a hard copy of any of these documents free of charge upon request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors.
Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.
Shareholders of Record.   If you vote at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.unitedhealthgroup.com/investors/annual-meeting and following the enrollment instructions.
Street Name Holders.   If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
8.
What do I need to participate in the Annual Meeting?

Shareholders as of the record date may participate in, vote and submit questions at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/UNH2022. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the technical support number posted on the Annual Meeting website. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
Shareholders as of our record date who participate in our Annual Meeting at www.virtualshareholdermeeting.com/UNH2022 will have an opportunity to submit written questions live via the internet during a designated portion of the Annual Meeting. In order to do so, shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.
Consistent with our past practice for in-person annual meetings, each shareholder will be limited to one question to allow us to respond to as many shareholder questions as possible during the question-and-answer portion of the meeting.
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We will address substantially similar questions, or questions that relate to the same topic, in a single response. Questions must comply with the Meeting Guidelines and Procedures which will be available at www.virtualshareholdermeeting.com/UNH2022. Questions that do not comply with the Meeting Guidelines and Procedures, are not directly related to the business of the Company and are not pertinent to the Annual Meeting matters will not be answered. We ask that all shareholders provide their name and contact details when submitting a question through the virtual meeting platform so that we may address any individual concerns or follow up matters directly.
9.
What shares are included on the Notice, proxy card or voting instruction form?

If you are a shareholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:
•
in certificate form;

•
in book-entry form; and

•
in any Company benefit plan.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.
If you hold shares in our 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the 401(k) savings plan will vote your 401(k) plan shares in the same proportion as the shares for which they have received voting instructions. To allow sufficient time for voting by the 401(k) administrators, your voting instructions must be received by 11:59 p.m. Eastern Time on June 1, 2022.
10.
What different methods can I use to vote?

By Written Proxy.   All shareholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.
By Telephone or Internet.   All shareholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to vote their shares and to confirm their instructions have been properly recorded.
Electronically at the Annual Meeting.   Shareholders who participate in the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/UNH2022 to vote during the meeting.
The Notice is not a proxy card and cannot be used to vote your shares.
11.
What is the record date and what does it mean?

The record date for the Annual Meeting is April 8, 2022. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On April 8, 2022, there were 938,949,294 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.
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The record date was established by our Board of Directors as required by the Delaware General Corporation Law. Owners of record of common stock at the close of business on the record date are entitled to:
•
receive notice of the Annual Meeting; and

•
vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.
If I submit a proxy, may I later revoke it and/or change my vote?

Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:
•
signing another proxy card with a later date and delivering it to an officer of the Company before the Annual Meeting;

•
voting again over the internet or by telephone prior to 11:59 p.m., Eastern Time, on June 5, 2022;

•
voting electronically at the Annual Meeting; or

•
notifying the Secretary to the Board of Directors in writing before the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:
•
submitting new voting instructions in the manner provided by your bank or broker; or

•
voting electronically at the Annual Meeting.

13.
Are votes confidential? Who counts the votes?

We hold the votes of all shareholders in confidence from directors, officers and employees except:
•
as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•
in the case of a contested proxy solicitation;

•
if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•
to allow the independent inspectors of the election to certify the results of the vote.

We have retained Broadridge Financial Solutions to tabulate the votes. We have retained CT Hagberg LLC to act as independent inspector of the election.
14.
How may I confirm my vote was counted?

We are offering our shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning May 23, 2022 and for up to two months after the Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using your control number (located on your Notice or proxy card) and receive confirmation on how your vote was cast. If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.
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15.
What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, shareholders may:
•
vote in favor of a nominee;

•
vote against a nominee; or

•
abstain from voting with respect to a nominee.

A director nominee will be elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. Our Principles of Governance require our directors to tender an irrevocable offer to resign, which becomes effective if he or she fails to receive a majority of the votes cast for such director’s election at the annual meeting and our Board accepts his or her resignation. In the event a director receives a majority “against” vote, and prior to any such action by the Board, the Governance Committee will consider the tendered resignation offer and recommend to the Board whether or not to accept it. Absent a compelling reason not to accept the resignation offer, as determined by the Board in its discretion, the Governance Committee will recommend, and the Board will accept the resignation. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The text of this policy appears in our Principles of Governance, which is available on our website at www.unitedhealthgroup.com/who-we-are/corporate-governance.
16.
What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals, shareholders may:
•
vote for the proposal;

•
vote against the proposal; or

•
abstain from voting on the proposal.

17.
What vote is needed to approve each of the other proposals?

The proposal to ratify the appointment of Deloitte as our independent registered public accounting firm and the shareholder proposals must be approved by a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting in order to pass. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting. For the advisory vote to approve our executive compensation, there is no minimum approval necessary since it is an advisory vote; however, the Board of Directors will consider the results of the advisory vote when considering future decisions related to such proposal.
18.
What is the Board’s recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:
•
The Board of Directors recommends a vote FOR each of the director nominees named in this proxy statement.

•
The Board of Directors recommends a vote FOR advisory approval of the Company’s executive compensation.

•
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

•
The Board of Directors recommends a vote AGAINST the shareholder proposal seeking shareholder ratification of termination pay.

•
The Board of Directors recommends a vote AGAINST the shareholder proposal regarding the political contributions congruency report.

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19.
What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:
•
FOR the election of all director nominees;

•
FOR the advisory approval of our executive compensation;

•
FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm;

•
AGAINST the shareholder proposal seeking shareholder ratification of termination pay; and

•
AGAINST the shareholder proposal regarding the political contributions congruency report.

20.
Are my shares voted if I do not submit a proxy?

If you are a shareholder of record and do not submit a proxy, you must participate in the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters only. The ratification of Deloitte as our independent registered public accounting firm is considered a routine matter. The other matters being voted on at the Annual Meeting are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote on non-routine matters are counted as “broker non-votes.”
21.
How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors. Abstentions have the effect of an “against” vote on the advisory vote to approve our executive compensation, the ratification of the appointment of the Company’s independent registered public accounting firm and the shareholder proposals. Broker non-votes have no effect on the vote for any matter at the meeting.
22.
Does the Company have a policy about directors’ attendance at the Annual Meeting of Shareholders?

The Company expects all directors to participate in the Annual Meeting, absent a compelling reason.
23.
What are the deadlines for submitting director nominees and other shareholder proposals for the 2023 Annual Meeting?

Shareholder Director Nominations for Inclusion in the Company’s Proxy Materials (Proxy Access).   To be considered for inclusion in our proxy statement for our 2023 Annual Meeting, director nominations submitted pursuant to Section 3.04 of our Bylaws must be received at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors, no earlier than November 23, 2022 and no later than December 23, 2022, and must be submitted in accordance with Section 3.04 of our Bylaws. If we do not receive the information required by our Bylaws by the deadline described above, the director nominee will be excluded from our proxy statement for our 2023 Annual Meeting.
Other Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials (SEC Rule 14a-8).   To be considered for inclusion in our proxy statement for our 2023 Annual Meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received no later than December 23, 2022 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the
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Board of Directors. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2023 Annual Meeting.
Other Shareholder Proposals for Presentation at the 2023 Annual Meeting (Advance Notice Provision).   A shareholder proposal that is not submitted for inclusion in our proxy statement for our 2023 Annual Meeting pursuant to Section 3.04 of our Bylaws or SEC Rule 14a-8 and is sought to be presented at the 2023 Annual Meeting must comply with the “advance notice” deadlines in our Bylaws. As such, these shareholder proposals must be received no earlier than February 6, 2023, and no later than the close of business on March 8, 2023. These shareholder proposals must be in writing and received within the “advance notice” deadlines described above at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Secretary to the Board of Directors. These shareholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws. If we do not receive a shareholder proposal and the required information by the “advance notice” deadlines described above, the proposal may be excluded from consideration at the 2023 Annual Meeting. The “advance notice” requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.
Shareholder Solicitation of Director Nominations.   In addition to satisfying the foregoing advanced notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2023.
24.
How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Morrow Sodali LLC to assist with the solicitation of proxies for a base fee of $20,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.
Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
25.
Where can I find more information about my voting rights as a shareholder?

The SEC has an informational website that provides shareholders with general information about how to cast their vote and why voting should be an important consideration for shareholders. You may access that information at www.investor.gov/research-before-you-invest/research/shareholder-voting or at www.investor.gov.
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Householding Notice
We have adopted “householding” procedures allowing us to deliver one Notice or single copies of proxy statements and annual reports to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. Each registered shareholder living in that household will receive a separate proxy card if the householded proxy materials are received by mail.
If you participate in householding but wish to receive a separate copy of the Notice, this proxy statement or our 2021 Annual Report for the year ended December 31, 2021, please notify us at: UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attn: Secretary to the Board of Directors, telephone (877) 536-3550. Upon written or oral request, we will deliver promptly, to any shareholder that elects not to participate in householding, a separate copy of the Notice of Internet Availability and, if a shareholder requests printed versions by mail, this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2021. You may opt-in or opt-out of householding at any time by contacting our transfer agent, EQ Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone (800) 468-9716. Your householding election will apply to all materials mailed more than 30 days after your request is received.
Your participation in the householding program is encouraged. As an alternative to householding, you may choose to receive documents electronically. Instructions for electing electronic delivery are described in Question 7 of the “Questions and Answers About the Annual Meeting and Voting” section of this proxy statement.
We have been notified that some banks and brokers will household proxy materials. If your shares are held in “street name” by a bank or broker, you may request information about householding from your bank or broker.
Other Matters at Meeting
In accordance with the requirements of advance notice described in our Bylaws, no shareholder nominations or shareholder proposals other than those included in this proxy statement will be presented at the 2022 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named as proxies will vote on such matters according to their individual judgment.
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Other Information

Security Ownership of Certain Beneficial Owners and Management
The following table provides information about shareholders known to us to beneficially own more than 5% of the outstanding shares of our common stock, based solely on the information filed by such shareholders in 2022 for the year ended December 31, 2021 on Schedule 13G under the Exchange Act.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	79,483,862	8.44
BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10055	69,275,884	7.40
FMR LLC(3) 245 Summer Street Boston, Massachusetts 02210	48,646,794	5.165

(1)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2022. The Vanguard Group reported having shared voting power over 1,492,432 shares, sole dispositive power over 75,680,661 shares and shared dispositive power over 3,803,201 shares.

(2)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2022. BlackRock, Inc. reported having sole voting power over 60,804,177 shares and sole dispositive power over 69,275,884 shares.

(3)
This information, including percent of class, is based on the Schedule 13G/A filed with the SEC by FMR LLC on February 9, 2022. FMR LLC reported having sole voting power over 7,158,989 shares and sole dispositive power over 48,646,794 shares.

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The following table provides information about the beneficial ownership of our common stock as of April 8, 2022, by each director and nominee for director, each current named executive officer, and by all of our current directors, executive officers and director nominees as a group. As of April 8, 2022, there were 938,949,294 shares of our common stock issued, outstanding and entitled to vote.
Name of Beneficial Owner or Identity of Group	Ownership of Common Stock	Number of Shares Deemed Beneficially Owned as a Result of Equity Awards Exercisable or Vesting Within 60 Days of April 8, 2022	Total(1)	Percent of Common Stock Outstanding (%)
Richard T. Burke	1,372,987(2)(3)	—	1,372,987	*
Timothy P. Flynn	10,097(2)(4)	—	10,097	*
Paul R. Garcia	2,705(2)(5)	—	2,705	*
Stephen J. Hemsley	1,829,816(2)(6)(7)	—	1,829,816	*
Michele J. Hooper	37,220(2)	—	37,220	*
F. William McNabb III	11,170(2)	—	11,170	*
Valerie C. Montgomery Rice, M.D.	3,865(2)	—	3,865	*
John H. Noseworthy, M.D.	3,381(2)	—	3,381	*
Gail R. Wilensky, Ph.D.	68,425(2)(8)	—	68,425	*
Andrew Witty	93,117	22,744	115,861	*
John F. Rex	141,646(9)	—	141,646	*
Dirk C. McMahon	91,715(10)	—	91,715	*
Brian R. Thompson	25,206	3,037	28,243	*
All current directors, executive officers and director nominees as a group (15 individuals)	3,727,016(11)	25,781	3,757,797	0.40%

*
Less than 1%.

(1)
Unless otherwise noted, each person and group identified possesses sole voting and dispositive power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of April 8, 2022, are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)
Includes the following number of vested DSUs which are considered owned under the Company’s stock ownership guidelines for directors: Mr. Burke — 26,792; Mr. Flynn — 6,597; Mr. Garcia — 169; Mr. Hemsley — 3,981; Ms. Hooper — 33,800; Mr. McNabb — 4,740; Dr. Montgomery Rice — 3,799; Dr. Noseworthy — 3,381; and Dr. Wilensky — 23,748.

(3)
Includes 1,222,500 shares held indirectly in a limited liability partnership.

(4)
Includes 2,000 shares held indirectly in a trust.

(5)
Includes 168 shares held indirectly in a trust.

(6)
Includes 169,116 shares held in charitable foundations.

(7)
Includes 328.3633 shares held in trust pursuant to our 401(k) plan. Pursuant to the terms of the 401(k) plan, a participant has sole voting power over their shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(8)
Includes 43,735 shares held indirectly in a trust.

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(9)
Includes 6,791 shares held indirectly in a trust.

(10)
Includes 3,500 shares held indirectly by a spouse and 23,500 shares held indirectly in a trust.

(11)
Includes the indirect holdings included in footnotes 3, 4, 5, 6, 7, 8, 9 and 10.

Certain Relationships and Transactions
Approval or Ratification of Related-Person Transactions
The Board of Directors has adopted a written Related-Person Transactions Approval Policy, which is administered by the Governance Committee. A copy of the policy is available on our website at www.unitedhealthgroup.com/about/corporate-governance. Under the policy, “related-person” transactions are prohibited unless approved by the Governance Committee. In general, a related-person transaction is any transaction or series of transactions (or amendments thereto) meeting one of the following categories:
•
Transactions exceeding $1.00 in which both a director (or their immediate family member) and an executive officer participate; or

•
Transactions exceeding $120,000 in which a director, executive officer or 5% shareholder (or their immediate family member), and the Company or its subsidiaries participate; or

•
Transactions exceeding $1.00 in which a director actively participates in their capacity as an executive officer of another entity.

Related-person transactions under the policy do not include:
•
Indemnification and advancement of expenses made pursuant to the Company’s Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument.

•
Interests arising solely from the ownership of a class of the Company’s equity securities, if all holders of that class of equity securities receive the same benefit on a pro rata basis.

•
Any transactions with another corporation or organization with respect to which a related person’s only relationship is as a director or trustee.

•
Any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to the Company or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course.

Under the policy, the Company determines whether a transaction falls under the definition of a related-person transaction requiring review by the Governance Committee. In determining whether to approve a related-person transaction, the Governance Committee will consider, among other things, whether the terms of the related-person transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not an affiliate; the business reasons for the transaction; whether the transaction could impair the independence of a director under the Company’s Standards for Director Independence; and whether the transaction would present an improper conflict of interest for any director or executive officer of the Company. Any member of the Governance Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related-person transaction, but may, if so requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the related-person transaction. Any related-person transaction that is not approved will be voided, terminated or amended, or other actions will be taken in each case as determined by the Governance Committee so as to avoid or otherwise address any resulting conflict of interest.
As required under SEC rules, transactions in which the Company was or is to be a participant since the beginning of the Company’s last fiscal year and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, are disclosed below.
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Related-Person Transactions
Transactions with 5% Shareholders
BlackRock, Inc. beneficially owned approximately 7.40% of our common stock as of December 31, 2021. The Company paid BlackRock $10.7 million for investment management fees in 2021. BlackRock maintains a self-funded health insurance plan through the Company and paid the Company $4.5 million for administrative services in 2021.
FMR LLC beneficially owned approximately 5.165% of our common stock as of December 31, 2021. Fidelity Investments (“Fidelity”), a wholly owned subsidiary of FMR LLC, received from the Company and its employees approximately $2.0 million for benefits management fees and approximately $234,800 for cash management, capital markets and investment management fees in 2021. Fidelity paid the Company approximately $16.8 million for premium payments, approximately $15.7 million for administrative fees, and approximately $1.7 million for wellness services in 2021.
Sale of Condominium
In 2021, Andrew Witty and his wife purchased from the Company a corporate condominium located in Washington, D.C. The purchase price of $2,426,000 represented the fair market value of the condominium, which was appraised by an independent third party. The contract for purchase was based upon a standard template for similar real estate transactions in the Washington, D.C. area and the contractual terms included customary, arms-length standards for comparable real estate transactions.
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Appendix A — Reconciliation of Non-GAAP Financial Measure
UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data)
(unaudited)
ADJUSTED NET EARNINGS PER SHARE(a)
	Year Ended December 31, 2021 ($)	Year Ended December 31, 2020 ($)
GAAP net earnings attributable to UnitedHealth Group common shareholders	17,285	15,403
Intangible amortization	1,184	1,080
Tax effect of intangible amortization	(288)	(262)
Adjusted net earnings attributable to UnitedHealth Group common shareholders	18,181	16,221
GAAP diluted earnings per share	18.08	16.03
Intangible amortization per share	1.24	1.12
Tax effect per share of intangible amortization	(0.30)	(0.27)
Adjusted diluted earnings per share	19.02	16.88

(a)
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted net earnings per share excludes from the relevant GAAP metric, as applicable, intangible amortization and other items, if any, that do not relate to the Company’s underlying business performance. Management believes that the use of adjusted net earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. As amortization fluctuates based on the size and timing of the Company’s acquisition activity, management believes this exclusion provides a more useful comparison of the Company’s underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
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UNITEDHEALTH GROUP INCORPORATED 9900 BREN ROAD EAST MINNETONKA, MN 55343 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2022, or June 1, 2022 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UNH2022 You may participate in the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2022, or June 1, 2022 for shares held in the UnitedHealth Group 401(k) Savings Plan. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by June 5, 2022. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 6, 2022 via the ProxyVote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow XXXX XXXX XXXX XXXX . Vote Confirmation is available 24 hours after your vote is received beginning May 23, 2022, with the final vote tabulation remaining available through August 6, 2022. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by UnitedHealth Group in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82190-P67913 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNITEDHEALTH GROUP INCORPORATED The Board of Directors recommends you vote FOR each of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4 and AGAINST Proposal 5. 1. Election of Directors Nominees: For Against Abstain For Against Abstain 1a. Timothy P. Flynn 1b. Paul R. Garcia 1c. Stephen J. Hemsley 1d. Michele J. Hooper 1e. F. William McNabb III 1f. Valerie C. Montgomery Rice, M.D. 1g. John H. Noseworthy, M.D.1h. Andrew Witty 2. Advisory approval of the Company’s executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm forthe Company for the year ending December 31, 2022. The Board of Directors recommends you vote AGAINSTProposal 4 and AGAINST Proposal 5. For Against Abstain 4. If properly presented at the 2022 Annual Meeting of Shareholders, the shareholder proposal seeking shareholder ratification of termination pay. 5. If properly presented at the 2022 Annual Meeting of Shareholders, the shareholder proposal regarding political contributions congruency repor Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2022 Annual Meeting of Shareholders Monday, June 6, 2022 11:00 a.m. Eastern Time Meeting Live Via The Internet www.virtualshareholdermeeting.com/UNH2022 UnitedHealth Group will be hosting the 2022 Annual Meeting (the "Annual Meeting") live via the internet this year. To participate in the Annual Meeting live, please visit www.virtualshareholdermeeting.com/UNH2022 and have the information printed in the box marked by the arrow XXXX XXXX XXXX XXXX on the following page available to access the Annual Meeting. You may vote your proxy at any time over the internet at www.proxyvote.com or by telephone at 1-800-690-6903. Please see the reverse side of this proxy card for complete instructions on how to vote your proxy. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.unitedhealthgroup.com/proxymaterials.Instructions on how to participate in the Annual Meeting are available at www.unitedhealthgroup.com/annualmeeting UNITEDHEALTH GROUP INCORPORATED Annual Meeting of Shareholders June 6, 2022 11:00 a.m. Eastern Time By signing the proxy, you revoke all prior proxies and appoint each of Rupert M. Bondy and Kuai H. Leong each individually, and with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the 2022 Annual Meeting of Shareholders and all adjournments or postponements thereof. These shares of stock will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR all of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4 and AGAINST Proposal 5, and in the discretion of the named proxies on all other matters that may properly come before the meeting.If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card or your submission of an internet or telephone vote will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, internet or telephone is not received by 11:59 p.m. Eastern Time on June 1, 2022, the plan shares credited to this 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants. This proxy is solicited by the Board of DirectorsContinued and to be signed on reverse side